UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CNX Gas Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CNX Gas Corporation

5 Penn Center West, Suite 401

Pittsburgh, Pennsylvania 15276

Telephone (412) 200-6700

Annual Meeting of Stockholders

to be held on April 21, 2008

Dear Stockholder:

You are cordially invited to attend CNX Gas Corporation’s 2008 Annual Meeting of Stockholders on Monday, April 21, 2008, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The enclosed Notice of Annual Meeting and the Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of CNX Gas’ business and an opportunity for you to ask questions of CNX Gas’ management.

You may vote your shares by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you need assistance, please contact Stephen W. Johnson, Executive Vice President, Secretary and General Counsel, at (412) 200-6710. Our Annual Report to Stockholders for the fiscal year ended December 31, 2007 also accompanies this Proxy Statement.

The Annual Meeting gives us an opportunity to review CNX Gas’ results and discuss the steps CNX Gas has taken to position itself for the future. We appreciate your ownership of CNX Gas common stock, and I hope you will be able to join us at the Annual Meeting.

Sincerely,

Philip W. Baxter Chairman of the Board of Directors

March 19, 2008

CNX Gas Corporation

5 Penn Center West, Suite 401

Pittsburgh, Pennsylvania 15276

Telephone (412) 200-6700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 21, 2008

Notice is hereby given that the Annual Meeting of Stockholders of CNX Gas Corporation will be held on Monday, April 21, 2008, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231 for the following purposes:

1.	To elect directors to hold office in accordance with the Bylaws of CNX Gas Corporation;

2.	To ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CNX Gas Corporation for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

By resolution of the Board of Directors we have fixed the close of business on March 14, 2008, as the record date for determining the stockholders of CNX Gas Corporation entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Whether or not you expect to attend the Annual Meeting in person, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. Your prompt response will be helpful and your cooperation is appreciated. If you attend the meeting, and if you so choose, you may withdraw your proxy and vote in person.

Sincerely,

Stephen W. Johnson Executive Vice President, Secretary and General Counsel

March 19, 2008

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A U.S. MAIL PRE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE BE SURE TO COMPLETE AND RETURN EACH PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 21, 2008:

The proxy statement is available at http://ww3.ics.adp.com/streetlink/cxg

PROXY STATEMENT

March 19, 2008

The enclosed proxy is being solicited by the Board of Directors (the “Board”) of CNX Gas Corporation (“CNX Gas” or the “Company”) to be voted at the Annual Meeting of Stockholders to be held on Monday, April 21, 2008, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231 (the “Annual Meeting”).

This proxy statement, together with CNX Gas’ Annual Report to Stockholders, are being mailed on or about March 19, 2008 to holders of record of CNX Gas common stock as of March 14, 2008.

The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

Voting and Revocation of Proxies

The persons named as proxies on the accompanying proxy card have informed CNX Gas of their intention, if no contrary instructions are given, to vote the shares represented by such proxies:

•	in favor of the election as directors of CNX Gas of those persons nominated in this proxy statement to hold office in accordance with the Bylaws of CNX Gas;

•

in favor of the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, as the independent auditor of CNX Gas for the fiscal year ending December 31, 2008; and

•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Stockholders.

Record Date and Vote Required for Approval.    The record date with respect to the Annual Meeting is March 14, 2008. All holders of record of CNX Gas common stock as of the close of business on March 14, 2008 are entitled to vote at the Annual Meeting and any adjournment thereof. As of March 14, 2008, CNX Gas had 150,930,971 shares of common stock outstanding. Each share of common stock is entitled to one vote. Stockholders do not have cumulative voting rights. The holders of a majority of the outstanding shares of CNX Gas’ common stock entitled to vote in the election of directors, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. Assuming that a quorum is present, the affirmative vote of a plurality of the votes cast is required for the election of directors at the Annual Meeting. Except as otherwise provided by law, CNX Gas’ Certificate of Incorporation or Bylaws, on all other matters, including ratification of the appointment of Ernst & Young as our independent auditor, the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and voting on the matter is required for approval.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, although they may vote their clients’ shares on the election of directors and the ratification of the appointment of Ernst & Young as our independent auditor. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered voting on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

The proxy card also serves as the voting instruction for the trustees who hold CNX Gas shares of record for participants in the CONSOL Energy Inc. Investment Plan for Salaried Employees. If voting instructions representing shares in this plan are not received, those shares will remain unvoted.

Revocation of Proxy.    A proxy may be revoked by a stockholder at any time prior to it being voted by:

•	signing and submitting a later-dated proxy card;

•	voting in person at the meeting; or

•	notifying the CNX Gas Secretary in writing of the revocation.

Attendance at the meeting alone will not effectively revoke a previously executed and delivered proxy. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions from the stockholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board.

Proxy Solicitation.    All costs relating to the solicitation of proxies will be borne by CNX Gas. Georgeson Inc. has been retained by CNX Gas to aid in the solicitation of proxies, at an estimated cost of $6,000 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, CNX Gas will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting.    As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by CNX Gas. Such documents are available for examination only by the inspectors of election and certain employees of CNX Gas and the Company’s transfer agent, who assist in the tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet applicable legal requirements.

CNX Gas will provide to any stockholder, without charge and upon the written request of the stockholder, a copy (without exhibits, unless otherwise requested) of CNX Gas’ Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission (the “SEC”) for CNX Gas’ fiscal year ended December 31, 2007. Any such request should be directed to CNX Gas Corporation, Legal Department, 5 Penn Center West, Suite 401, Pittsburgh, PA 15276. Neither the Annual Report on Form 10-K nor the Annual Report to Stockholders is part of the proxy solicitation materials.

GENERAL INFORMATION

The Board of Directors and its Committees

The Board of Directors.    The business and affairs of CNX Gas are managed under the direction of our Board. Our Board currently has eight (8) members: Philip W. Baxter (Chairman), James E. Altmeyer, Sr., Nicholas J. DeIuliis, Raj K. Gupta, J. Brett Harvey, William J. Lyons, John R. Pipski and Joseph T. Williams. Each director holds office until the next annual election of directors at the Annual Meeting and until the election and qualification of the director’s successor.

CNX Gas does not have a formal policy regarding directors’ attendance at the Annual Meeting, however, all directors are encouraged to attend. All eight directors were present at the 2007 Annual Meeting.

Director Independence.     The current listing standards of the New York Stock Exchange (“NYSE”) require our Board to affirmatively determine the independence of each director and to disclose such determination in the proxy statement for each Annual Meeting of Stockholders of CNX Gas. The Board, at its meeting held on February 25, 2008, affirmatively determined that each of James E. Altmeyer, Sr., Philip W. Baxter, Raj K. Gupta, John R. Pipski and Joseph T. Williams is an “independent director” with respect to CNX Gas under the independence standards of the CNX Gas Corporation Corporate Governance Guidelines described below and the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. In addition, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards.

The Board established the following standards for determining director independence in our Corporate Governance Guidelines:

No director will be independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company). The Board will make this determination at least annually. Consistent with NYSE Listing Standards, the Board has established the following standards for determining director independence:

(i) Per Se Exclusions. A director will not be deemed independent if, (A) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company; (B) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service); (C) (1) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (2) the director is a current employee of such a firm, (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time; (D) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (E) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

(ii) Categorical Standards. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence (other than a member of the Audit Committee, whose independence is subject to additional restrictions set forth in the Audit Committee Charter): serving as a director of CONSOL Energy Inc., the Company’s controlling stockholder.

Messrs. Altmeyer, Gupta and Williams are also directors of CONSOL Energy Inc. (“CONSOL Energy”), which as of March 14, 2008, controlled approximately 81.7% of the voting power of CNX Gas’ common stock.

Given CONSOL Energy’s majority ownership of CNX Gas voting stock, CNX Gas is a “controlled company” under the current listing standards of the NYSE, and CNX Gas has chosen to take advantage of all of the exemptions available to “controlled companies” under Section 303A of the NYSE Listed Company Manual, as noted throughout this proxy statement.

Committees of the Board.    Our Board has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Finance. Non-employee, independent directors comprise our Audit Committee in accordance with the current listing standards of the NYSE. Current charters for each committee are available on CNX Gas’ website at www.cnxgas.com. Actions taken by our committees are reported to the full Board. Each committee conducts an annual performance review of its activities and an annual review of its charter. Furthermore, each committee has authority to retain, set the compensation for, and terminate consultants, outside counsel and other advisers as that committee determines to be appropriate.

Audit Committee.    Our Audit Committee, which currently consists of four directors, provides assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the Company and its subsidiaries. Our Audit Committee employs an independent registered public accounting firm to audit the financial statements of CNX Gas and its subsidiaries and perform other assigned duties. Further, our Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of CNX Gas’ internal controls and periodically reviews the services provided to the Company by CONSOL Energy in accordance with the terms of the Services Agreement (discussed on page 20 of this proxy statement). In discharging its responsibilities, our Audit Committee may rely on the reports, findings and representations of the Company’s auditors, legal counsel, and responsible officers. Our Board has determined that all members of our Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that all members of the Audit Committee are independent, within the meaning of SEC and NYSE regulations, and that Mr. Pipski, chairman of the Audit Committee, qualifies as an “audit committee financial expert.”

See page 60 of this proxy statement for a copy of our Audit Committee’s report for the 2007 fiscal year.

Compensation Committee.    Our Compensation Committee carries out the responsibilities, and exercises the authority, of our Board with respect to matters relating to the compensation of executive officers and directors of CNX Gas to the extent assigned by the Board and in accordance with the Compensation Committee’s charter. Our Compensation Committee, which currently consists of four directors, is generally responsible for:

•

reviewing and approving the corporate goals and objectives relevant to the compensation of CNX Gas’ Chief Executive Officer, evaluating his performance in light of those goals and objectives, and based on that evaluation, establishing his compensation;

•	reviewing and approving the compensation of the other executive officers of CNX Gas;

•	reviewing and recommending new incentive-compensation and equity-based incentive plans and changes to existing plans to the Board for approval;

•

administering all short-term and long-term incentive compensation plans, including establishing annual performance goals for the executive officers, certifying achievement of performance goals and approving awards payable thereunder;

•	reviewing and approving other compensation arrangements with officers of CNX Gas; and

•	reviewing and recommending to the Board the compensation of non-employee directors of CNX Gas for their service as directors.

Our Compensation Committee’s charter generally permits it to delegate its responsibilities and authorities to one or more subcommittees. Our Compensation Committee has created an independent subcommittee comprised of members of the committee who qualify as “outside directors” for purposes of Section 162(m) of the federal Internal Revenue Code. This subcommittee deliberates on, and makes recommendations to the Board with respect to, the incentive plans in which the named executive officers (who are listed below) participate, such as the Long-Term Incentive Program under the CNX Gas Corporation Equity Incentive Plan, which is described more fully in the narrative section following the Summary Compensation Table and Grants of Plan-Based Awards Table.

Our Compensation Committee conducts an annual review of our compensation program. The committee engages outside compensation consultants to assist the committee with various aspects of the compensation program. For example, in establishing several elements of the program—base salary, short-term incentive compensation opportunity and long-term incentive compensation opportunity—for named executive officers, the committee annually reviews compensation data for executives in similar positions to our named executive officers at comparable companies. The purpose of this review is to benchmark the compensation levels of our named executive officers—that is, to provide an external standard of compensation for comparison purposes—in order to get a sense of the competitive levels of compensation for the positions. This market data serves as a guide; it is not the committee’s policy to be bound by this market data and actual compensation may be higher or lower than the compensation for executives in similar positions at comparable companies. In addition to providing this benchmarking data, the compensation consultants assist in the development of an appropriate peer group of companies from which to draw the data, make recommendations to the committee regarding appropriate levels of compensation for the named executive officers and other employees of the Company based on the data and other factors, and assist the committee in designing various components of the compensation program. The committee utilizes the Company’s Executive Vice President and General Counsel and human resources personnel to interface with and supply information to the compensation consultants.

In 2007, the committee retained Mercer Human Resource Consulting with respect to setting total annual compensation (base salary and short-term incentive compensation opportunity) and Deloitte Consulting LLP with respect to the long-term incentive compensation awards made in December 2007.

In reviewing and making determinations regarding the compensation program for executive officers other than the Chief Executive Officer, the committee, in addition to considering the benchmarking information provided by the outside compensation consultants and other factors, solicits and receives recommendations from the Chief Executive Officer regarding each component of such executive officer’s compensation. With respect to the Chief Executive Officer’s compensation, the committee meets annually with him to discuss his recommendations concerning his goals and objectives for the forthcoming year and to discuss his performance in light of the prior year’s goals and objectives. The committee considers the Chief Executive Officer’s self-evaluation and, after also considering the benchmarking data supplied by the compensation consultants and other factors, including their own assessment, establishes the compensation payable to the Chief Executive Officer.

Management also retained Buck Consulting, LLC to determine the Black-Scholes value applicable to option awards granted by our Compensation Committee and Board to certain employees other than executive officers in 2007.

Our Compensation Committee also from time to time reviews and makes recommendations to our Board regarding the compensation of the independent members of the Board, including the Chairman of the Board. This review includes consideration of director compensation practices compared with those of other similarly situated public companies. The Board then determines and approves the compensatory arrangements between CNX Gas and its independent directors.

For a more detailed discussion of the processes employed by our Compensation Committee in determining executive officer compensation, as well as the role of our management and outside compensation consultants in assisting the Committee, see “Executive Compensation and Stock Option Information—Compensation Discussion and Analysis” beginning on page 24 of this proxy statement.

CNX Gas relied on the “controlled company” exception to the NYSE listing standards to permit Mr. Harvey and Mr. Lyons, who are not “independent” under the current listing standards of the NYSE due to their position as executive officers of CONSOL Energy, to serve on our Compensation Committee.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for assisting the Board with respect to matters relating to the composition, structure and governance of the Board, to the extent assigned by the Board and in accordance with the committee’s charter. Responsibilities of our Nominating and Corporate Governance Committee, which currently consists of four directors, include identifying and recruiting qualified individuals to become directors of CNX Gas and recommending to the Board for approval (i) the nominees for director for each annual meeting of CNX Gas’ stockholders, and (ii) nominees to fill vacancies on the Board, as necessary. Our Nominating and Corporate Governance Committee has established director qualification standards and will consider director candidates recommended by CNX Gas’ stockholders. See “Stockholder Proposals—General Information Regarding the Content of Proposals” beginning on page 64 of this proxy statement for information as to how a stockholder can nominate a director candidate.

CNX Gas believes that our directors should bring balance, experience, and diversity to the Board as a whole. Board members should have the highest professional and personal ethics and values and should bring integrity, insight, energy, and analytical skills to Board deliberations. We recognize the strength and effectiveness of the Board depends on the commitment of the directors, and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities.

The following lists the specific minimum qualifications that our Nominating and Corporate Governance Committee believes a director nominee must have to serve on the Board:

•	proven integrity;

•	strategic vision;

•	business acumen;

•	ability to exercise independent judgment;

•	demonstrated exceptional ability and judgment;

•	achievement of a position of leadership;

•	ability to objectively evaluate risks and opportunities;

•	ability to read and understand basic financial statements;

•	relevant business, professional, political and social/cultural experience;

•	social consciousness;

•	understanding CNX Gas’ business;

•	willingness to commit the time required of a director; and

•	contribution to the Board’s desired diversity and balance.

Our Nominating and Corporate Governance Committee evaluates candidates for director, including those recommended by stockholders, on the basis of these factors in light of the specific needs of the Board at the time.

Our Nominating and Corporate Governance Committee considers candidate recommendations from a variety of sources, including stockholders, CNX Gas directors and, if necessary, third party search firms. In 2007, CNX Gas did not retain a third-party search firm to assist it with finding director candidates for the Board.

Our Nominating and Corporate Governance Committee recommended to the Board that Messrs. Altmeyer, Baxter, DeIuliis, Gupta, Harvey, Lyons, Pipski and Williams be nominated for election as directors.

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	reviewing the size and structure of the Board;

•	recommending to the Board the number of directors and the number, size and function of Board committees;

•	annually reviewing our corporate governance guidelines which the committee developed and the Board adopted;

•	overseeing the effective corporate governance of CNX Gas in accordance with these guidelines, including review of outside activities of directors and executive officers;

•	developing, recommending to the Board and overseeing an annual self-evaluation process for the Board and its committees; and

•	overseeing the evaluation of management.

A current copy of CNX Gas’ Corporate Governance Guidelines is available on CNX Gas’ website, www.cnxgas.com. CNX Gas relied on the “controlled company” exception to the NYSE listing standards to permit Mr. Harvey and Mr. Lyons, who are not “independent” under the current listing standards of the NYSE due to their position as executive officers of CONSOL Energy, to serve on our Nominating and Corporate Governance Committee.

Finance Committee.    The Finance Committee, which currently consists of five directors, has responsibility for monitoring, and providing advice and counsel to the Board and CNX Gas’ management regarding CNX Gas’ (i) capital structure and policies, (ii) operating and capital budgets, (iii) financing activities (including credit agreements), (iv) strategic plans, including potential mergers and acquisitions and corporate structure, (v) financial risk management policies and activities, including CNX Gas’ asset-liability mix and (vi) any ERISA-qualified, funded plans sponsored by CNX Gas, to the extent assigned by the Board and in accordance with the Finance Committee’s Charter.

Corporate Governance Web Page and Available Documents.    CNX Gas maintains a corporate governance page on its website at www.cnxgas.com that includes information about the Company’s corporate governance. You can find the following documents on the website:

•	the CNX Gas Corporation Corporate Governance Guidelines;

•	the CNX Gas Corporation Code of Ethics and Business Conduct for Directors;

•	the CNX Gas Corporation Code of Ethics and Business Conduct for Employees; and

•	the Charters of the Audit, Nominating and Corporate Governance, Compensation, and Finance Committees.

CNX Gas will also provide a printed copy of these documents to those who request copies in writing from Stephen W. Johnson, Executive Vice President, General Counsel and Secretary, CNX Gas Corporation, 5 Penn Center, Suite 401, Pittsburgh, Pennsylvania 15276.

Compensation Committee Interlocks and Insider Participation.    CONSOL Energy owns more than a majority of CNX Gas’ outstanding common stock. Two current members of the committee (Mr. Harvey and Mr. Lyons) are executive officers of CONSOL Energy, and Mr. Harvey and a third member of the committee

(Mr. Altmeyer) serve on CONSOL Energy’s board of directors. Additionally, CNX Gas engages in, and plans to continue to engage in, business transactions with CONSOL Energy and its affiliates. See “Certain Relationships and Related Party Transactions” below.

Membership and Meetings of the Board of Directors and its Committees.    During 2007 each of the incumbent directors attended not fewer than 75% of the aggregate of (1) the total number of meetings held by the Board and (2) the total number of meetings held by each committee of the Board on which he served.

Current committee membership and the number of meetings of the full Board and committees held in 2007 are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee
Philip W. Baxter	Chair	Member	Member	Member	Member

James E. Altmeyer, Sr.	Member	Member	Chair

Nicholas J. DeIuliis	Member

Raj K. Gupta	Member	Member			Chair

J. Brett Harvey(1)	Member		Member	Chair

William J. Lyons(2)	Member		Member	Member	Member

John R. Pipski(3)	Member	Chair			Member

Joseph T. Williams	Member			Member	Member

Number of 2007 Meetings	8	11	6	4	5

(1)	Mr. Harvey is the President and Chief Executive Officer of CONSOL Energy and is not “independent” as defined under the NYSE corporate governance rules for purposes of serving on CNX Gas’ Board, Compensation Committee and Nominating and Corporate Governance Committee.
(2)	Mr. Lyons is the Chief Financial Officer of CONSOL Energy and is not “independent” as defined under the NYSE corporate governance rules for purposes of serving on CNX Gas’ Board, Compensation Committee and Nominating and Corporate Governance Committee.
(3)	The Board has determined that Mr. Pipski is “independent” and qualifies as an “audit committee financial expert” within the meaning of the SEC rules.

During 2007, the non-management directors held one executive session as part of a full Board of Directors meeting and the presiding director for that meeting was the Chairman of the Board. The non-management directors also held various other executive sessions in 2007 in connection with committee meetings, with the relevant committee chairman serving as the presiding officer for these sessions.

Compensation of Directors

The following table sets forth the compensation earned by CNX Gas’ Board for the 2007 fiscal year.

DIRECTOR COMPENSATION (2007)

Name(1) (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(3)(4) (c)	Option Awards ($)(3)(4) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Philip W. Baxter	123,792	397,782	33,334	—	—	—	554,908
James E. Altmeyer, Sr.	78,750	77,230	8,336	—	—	—	164,316
Raj K. Gupta	76,750	77,230	8,336	—	—	—	162,316
J. Brett Harvey(5)	—	—	—	—	—	—	—
William J. Lyons(5)	—	—	—	—	—	—	—
John R. Pipski	79,667	77,230	8,336	—	—	—	165,233
Joseph T. Williams	62,584	15,555	20,002	—	—	—	98,141

(1)	Mr. DeIuliis is President and Chief Executive Officer of CNX Gas. Mr. DeIuliis’ compensation is reported in the Summary Compensation Table and the other tables set forth herein. He does not receive any additional compensation in connection with his service on CNX Gas’ Board.
(2)	The values set forth in this column do not include amounts paid in 2007 that were earned in 2006, which amounts were disclosed in the Company’s 2007 proxy statement.
(3)	The values set forth in this column are based on the compensation cost recognized in 2007 for financial statement reporting purposes and computed in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“FAS 123R”), disregarding any estimate of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in CNX Gas’ financial statements, footnotes to the financial statements, or discussion in the Management’s Discussion & Analysis, as applicable, in CNX Gas’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the SEC on February 15, 2008 (“Form 10-K”). As set forth below, CNX Gas did not grant any options to any director in 2007.
(4)	The following tables set forth the aggregate number of CNX Gas restricted stock unit and option awards outstanding as of December 31, 2007 for each of the directors:

CNX Gas Options		CNX Gas Restricted Stock Units

Director	Options Outstanding	Director	Restricted Stock Units Outstanding
Baxter	10,173	Baxter	29,309
Altmeyer	2,544	Altmeyer	6,359
Gupta	2,544	Gupta	6,359
Pipski	2,544	Pipski	6,359
Williams	7,184	Williams	2,439

CNX Gas did not grant any options to any director in 2007. The full grant date fair value of the restricted stock unit awards granted in 2007 to Messrs. Baxter, Altmeyer, Gupta, Pipski and Williams were $200,000, $70,000, $70,000, $70,000 and $70,000, respectively.

(5)	Messrs. Harvey and Lyons are the President and Chief Executive Officer and the Chief Financial Officer, respectively, of CONSOL Energy. Additionally, Mr. Harvey is a member of CONSOL Energy’s Board of Directors. Messrs. Harvey and Lyons did not receive any additional compensation for their service on the Board of CNX Gas. For information regarding Messrs. Harvey’s and Lyons’ compensation paid by CONSOL Energy, please see CONSOL Energy’s definitive proxy statement for its 2008 Annual Meeting of Stockholders.

Understanding Our Director Compensation Table

Annual Fees and Awards.    Members of the Board who are not employees of CNX Gas, CONSOL Energy or any of their respective subsidiaries are entitled to receive the compensation described below.

Prior to August 2007, non-employee Board Members of CNX Gas were entitled to receive the following compensation (with the cash portions payable quarterly in arrears with respect to service rendered):

•

an annual fee of $35,000, with the exception of the non-executive Chairman of the Board, who was entitled to receive an annual fee of $80,000 (on a pro rata basis from the date service as a director commenced);

•	an attendance fee of $1,500 for each meeting of the Board;

•	an annual fee of $10,000 to the Audit Committee Chairman (on a pro rata basis from the date service as a director commenced);

•	a fee of $1,000 for each meeting of the Audit Committee;

•

an annual fee of $5,000 to each of the Chairman of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Finance Committee (on a pro rata basis from the date service as a director commenced);

•	a fee of $1,000 for each meeting of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Finance Committee attended;

•	an annual equity grant with aggregate dollar value of $200,000 (with no determination regarding form of grant) for the non-executive Chairman of the Board;

•	an annual equity grant with aggregate dollar value of $70,000 (with no determination regarding form of grant) for Directors other than the non-executive Chairman of the Board;

•	reimbursement of customary and usual travel expenses and continuing director educational expenses; and

•

if first appointed to the Board after January 18, 2006 (the effective date of the Company’s Registration Statement on Form S-1), an initial election grant with an aggregate value of $60,000 (payable 100% in the form of CNX Gas stock options).

On August 16, 2007, the Board of Directors of the Company amended the compensation program for non-employee Directors. The principle structural change was to remove meeting attendance fees. The new compensation arrangements are as follows:

1.	Non-Executive Chairman of the Board:

•	Cash—$120,000 annual fee; and

•	Equity—$200,000 annual restricted stock unit grant.

2.	Directors other than Non-Executive Chairman of the Board:

•	Cash—$70,000 annual fee; and

•	Equity—$100,000 annual restricted stock unit grant.

3.	Chairman of the Audit Committee:

•	Cash—$15,000 annual fee.

4.	Members of the Audit Committee other than Chairman of the Audit Committee:

•	Cash—$7,500 annual fee.

5.	Chairmen of Committees other than Audit Committee:

•	Cash—$7,500 annual fee.

The cash component of compensation described above was made effective starting with the period August through October 2007. All cash payments are to be made quarterly in arrears. The equity grants described above are scheduled to be first made in 2008 after the Annual Meeting of Stockholders.

Additionally, CNX Gas also reimburses the non-executive Chairman of the Board’s employees $24,000 per year for clerical support related to Board and other CNX Gas matters.

It is the Company’s stated policy to no longer make equity grants to Directors solely as a result of their appointment to the Board.

CNX Gas Corporation Directors Deferred Fee Plan.    The CNX Gas Corporation Directors Deferred Fee Plan was adopted on December 10, 2007 to allow non-employee directors of the Company to defer payment of all or a portion of their annual cash fees paid in 2008 or thereafter with respect to service in 2008 or thereafter. Participation is at the election of the particular director and, upon the Company receiving a deferral agreement from a director, we establish an account on behalf of such person which is credited with the deferred fees. A participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the plan had been invested in hypothetical investments designated by the participant based on a list of hypothetical investments provided by the plan administrator from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account shall earn interest as provided in the plan. These hypothetical investment options may include hypothetical investments in our common stock. Earnings will be credited to the participant’s account quarterly. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: the director’s termination of service as a director or the date elected by such director, which must be at least two years after the end of the plan year for which fees are deferred. The CNX Gas Corporation Directors Deferred Fee Plan is an unfunded and unsecured liability of the Company, and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of the Company with respect to the benefits. Currently, Messrs. Gupta and Williams are the only participants in the Directors Deferred Fee Plan.

Non-Employee Director Nonqualified Stock Option Awards.    Non-qualified stock options included in the Director Compensation Table were granted to our non-employee directors under the CNX Gas Corporation Equity Incentive Plan. The exercise price per share of each nonqualified stock option award granted to a director is the fair market value of the Company’s common stock on the grant date. Options vest and become exercisable in one-third increments on each of the first three anniversaries of the grant date. This vesting accelerates upon a “change in control” of CNX Gas. Subject to the provisions of the particular nonqualified stock option agreement and the Plan, the director may exercise all or any part of the vested portion of the option at any time prior to the tenth anniversary of the grant date. Options granted under the option agreement are not transferable and may not be assigned or otherwise transferred or encumbered by the director, except by will or the inheritance laws.

A termination of a director’s service will have the following effects on the director’s stock option awards:

•	if the director is terminated for “cause,” options (whether vested or unvested) will be deemed cancelled and forfeited in their entirety;

•

if the director is terminated without cause (except as set forth below), fails to win re-election to the Board, or resigns voluntarily, the unvested portion of the options will be deemed cancelled and forfeited and the vested portion, if any, will remain exercisable for a period of 90 days following such termination;

•

if the director’s service is terminated as a result of death or disability, the options will immediately vest in full and will remain exercisable for the lesser of three years or until the expiration date of the options;

•

if the director terminates service on or after normal retirement age, the unvested portion of the options will vest in their entirety on the effective date of his or her retirement and remain exercisable until their respective expiration dates.

As set forth above, the Company did not award any non-qualified stock options to directors in 2007. All outstanding non-qualified stock options described above in the footnote to the Director Compensation Table were granted prior to 2007.

Non-Employee Director Restricted Stock Unit Awards.    The restricted stock units included in the Director Compensation Table were granted under the CNX Gas Corporation Equity Incentive Plan. The restricted stock unit awards (including associated dividend equivalent rights) entitle a director to receive shares of our common stock in installments over the director’s period of continued service with us. Each unit represents the right to receive one share of common stock following the vesting date of that unit. Directors are entitled to three successive equal annual installments upon their completion of each year of continued service with us over the 3-year period measured from the award date. Vesting is accelerated upon a “change in control” of CNX Gas. Prior to actual receipt of shares which have vested, a director may not transfer any interest in his or her award or the underlying shares, or pledge or otherwise hedge the sale of those shares. However, the right to receive any shares which have vested but remain unissued at the time of the director’s death may be transferred pursuant to the provisions of a will or the laws of inheritance.

A director is not entitled to stockholder rights until the director becomes the record holder of the shares following their actual issuance. If a regular cash dividend is declared on our common stock at a time when unissued shares of such common stock are subject to an award, then the number of shares subject to the award will automatically be increased by an amount determined in accordance with a pre-established formula. The additional shares resulting from such calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award. In the event of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other similar change affecting CNX Gas’ outstanding common stock as a class without its receipt of consideration, the number and/or class of securities subject to the award will be appropriately adjusted to preclude any dilution or enlargement of rights under the award.

If a director dies, becomes disabled or retires at normal retirement age, all shares subject to an award will vest automatically and be delivered to the director immediately, or as soon as practical thereafter. If he or she is terminated for “cause” or ceases to provide services for any reason other than death, disability or retirement at a normal age, the award will be cancelled with respect to any unvested shares, and the number of restricted stock units will be reduced accordingly. The director will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units. In addition, in the event of a termination for “cause,” the director will also forfeit all right, title and interest in and to any shares which have vested under his or her award and which are either held at that time or are otherwise subject to deferred issuance. If a director has sold any shares relating to a restricted stock unit award within the 6-month period ending on the termination date for “cause,” then such director will be required to repay CNX Gas, within 10 days of our written demand, the cash proceeds from each sale (if CNX Gas’ demand is made within one year after the sale date).

For the meanings of the defined terms used in the CNX Gas Corporation Equity Incentive Plan, see “Executive Compensation and Stock Option Information—Understanding the Employment Termination or Change in Control Tables—Definitions under the Change in Control Severance Agreements and Plan” beginning on page 56 of this proxy statement.

Communication with Board of Directors

Stockholders and other interested persons who wish to communicate with the Board may do so by writing to the Board and should address their communications to the attention of the Corporate Secretary at CNX Gas Corporation, 5 Penn Center West, Suite 401, Pittsburgh, PA 15276 or by sending an e-mail to director@cnxgas.com. The Corporate Secretary will relay all such communication to the Board in its entirety or individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary). The Corporate Secretary reviews all correspondence, organizes the communications for review by the Board and delivers communications to the full Board or individual directors, as appropriate. In the ordinary course, the Corporate Secretary does not deliver certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquires. Communications that are intended specifically for the chairman, the independent directors or the non-management directors should be sent to the street address or e-mail address noted above, to the attention of the chairman. Information concerning communications with the Board also is contained on CNX Gas’ website at www.cnxgas.com.

Beneficial Ownership of Securities

The following table sets forth beneficial ownership of our common stock by (1) beneficial owners of more than five percent of CNX Gas’ common stock as of December 31, 2007, based upon information filed with the SEC, and (2) each director and each nominee for director, each executive officer named in the Summary Compensation Table set forth below (other than Ronald E. Smith who retired on March 23, 2007), and all directors and executive officers (other than Mr. Smith) of the Company as a group, based on information known to the Company as of March 14, 2008. Amounts shown include options that are currently exercisable or that may be become exercisable within 60 days of March 14, 2008 and restricted stock units which may vest within 60 days of March 14, 2008. Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to shares of CNX Gas common stock set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class

Consolidation Coal Company 1800 Washington Road Pittsburgh, PA 15241-1405	123,268,667	(2)	81.7

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 20202	7,552,416	(3)	5.0

Nicholas J. DeIuliis	146,740	(4)	*

Mark D. Gibbons (former Chief Financial Officer)	75	(5)	*

Stephen W. Johnson	25,151	(6)	*

J. Michael Onifer	12,500	(7)	*

Randall M. Albert	12,125	(8)	*

Philip W. Baxter	75,193	(9)	*

James E. Altmeyer, Sr.	26,959	(10)	*

Raj K. Gupta	17,259	(11)	*

J. Brett Harvey	15,625		*

William J. Lyons	7,333	(12)	*

John R. Pipski	9,759	(13)	*

Joseph T. Williams	10,207	(14)	*

Gary J. Bench (former Chief Financial Officer)	44,537	(15)	*

All Executive Officers listed above and Directors as a group (13 persons)	403,463		*

*	Indicates less than one percent (1%) ownership.
(1)	Ronald E. Smith retired from his position as our Executive Vice President and Chief Operating Officer effective March 23, 2007. As disclosed in our 2007 proxy statement, as of March 6, 2007, Mr. Smith was the beneficial owner of 125,071 shares of our common stock, which included 52,650 shares beneficially owned by Mr. Smith’s spouse and options to purchase 66,666 shares of common stock which were currently exercisable or could become exercisable on or before May 7, 2007. Mr. Smith disclaimed beneficial ownership of the shares held by his spouse, and the inclusion of such shares in the 2007 proxy statement was not and is not an admission that Mr. Smith was or is the beneficial owner for purposes of Section 16 under the Securities Exchange Act of 1934.

(2)	Consolidation Coal Company, a wholly-owned subsidiary of CONSOL Energy, has pledged its shares of CNX Gas common stock (including any shares it would acquire in the future under the options granted to it in the Master Separation Agreement described below under “Certain Relationships and Related Party Transactions”) to a collateral trustee for the ratable benefit of the lenders that participate in CONSOL Energy’s $750 million revolving credit agreement, and the holders and trustee with respect to CONSOL Energy’s 7.875% notes due March 1, 2012 in the principal amount of approximately $250 million. If CONSOL Energy were to become in default on any of its obligations under these debts, the trustee may exercise various remedies with respect to the pledged stock, including, (i) transfer into its own name, or into the name of its nominee, all or any part of the shares, (ii) take control of, and manage all or any of, the shares, (iii) apply any monies, including cash dividends and income from the shares to the payment of debt, and (iv) after ten (10) days’ advance notice to CONSOL Energy, sell, assign, give an option or options to purchase or otherwise dispose of the shares or any part thereof at public or private sale. Consequently, a default by CONSOL Energy under its credit facility or long-term notes could result in a change in control of CNX Gas.

Under the Master Separation Agreement CONSOL Energy has the right to purchase shares of CNX Gas capital stock in order to maintain a percentage ownership in CNX Gas capital stock of at least eighty percent (80%) for tax consolidation purposes, as well as to engage in a tax-free spin off of CNX Gas.

(3)	Based on Schedule 13G filed by T. Rowe Price Associates, Inc. on February 13, 2008, T. Rowe Price is a registered Investment Advisor under Section 203 of the Investment Advisors Act of 1940, as amended, and claims sole voting power over 1,093,000 shares of CNX Gas common stock and claims sole dispositive power over 7,552,416 shares of CNX Gas common stock.
(4)	Includes options to purchase 140,740 shares of common stock which are currently exercisable.
(5)	Shares held in CONSOL Energy’s 401(k) defined contribution plan.
(6)	Includes options to purchase 21,667 shares of common stock which are currently exercisable.
(7)	Represents options to purchase shares of common stock which are currently exercisable.
(8)	Includes shares held in CONSOL Energy’s 401(k) defined contribution plan and options to purchase 11,111 shares of common stock which are currently exercisable.
(9)	Includes 23,750 shares held by the Philip W. Baxter Trust, of which Mr. Baxter is a trustee, 3,492 shares underlying restricted stock units that may vest on or before May 13, 2008, and options to purchase 6,782 shares of common stock which are currently exercisable or may become exercisable on or before May 13, 2008.
(10)	Includes 17,200 shares held jointly by Mr. Altmeyer and his spouse, 1,105 shares underlying restricted stock units that may vest on or before May 13, 2008 and options to purchase 1,696 shares of common stock which are currently exercisable or may become exercisable on or before May 13, 2008.
(11)	Includes 6,000 shares held jointly by Mr. Gupta and his spouse, 1,105 shares underlying restricted stock units that may vest on or before May 13, 2008 and options to purchase 1,696 shares of common stock which are currently exercisable or may become exercisable on or before May 13, 2008.
(12)	Includes 4,687 shares held jointly by Mr. Lyons and his wife and shares held in CONSOL Energy’s 401(k) defined contribution plan.
(13)	Includes 1,105 restricted stock units that may vest on or before May 13, 2008 and options to purchase 1,696 shares of common stock which are currently exercisable or may become exercisable on or before May 13, 2008.
(14)	Includes 813 restricted stock units that may vest on or before May 13, 2008 and options to purchase 2,394 shares of common stock which are currently exercisable or may become exercisable on or before May 13, 2008.
(15)	Includes options to purchase 39,537 shares of common stock which are currently exercisable.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table may be subject to this type of security interest.

PROPOSALS FOR CONSIDERATION AT THE ANNUAL MEETING OF STOCKHOLDERS

PROPOSAL #1—NOMINATIONS FOR ELECTION OF DIRECTORS

The nominees for election as directors are identified below. Each director holds office until the next annual meeting of Stockholders and until the director’s successor is elected and qualified. All nominees are current members of the Board. If any nominee should for any reason become unable to serve prior to the date of the Annual Meeting, the shares represented by all valid proxies will be voted for the election of such other person as the Board may designate as a replacement following recommendation by the Nominating and Corporate Governance Committee, or the Board may reduce the number of directors to eliminate the vacancy.

The following material contains information concerning the nominees, including their recent employment, positions with CNX Gas, other directorships and age, as of March 19, 2008.

Philip W. Baxter, Chairman of the Board, age 59, has been the Chairman of the Board of CNX Gas since June 30, 2005, the date of its formation. Mr. Baxter served as Chairman of the Audit Committee and as a member of the Finance Committee of CONSOL Energy and served as a Director of CONSOL Energy from August 1999 until August 2, 2005. Mr. Baxter has been the President of Stan Johnson Company, a nationally recognized leader in commercial real estate brokerage specializing in single-tenant properties, since September 2002. Mr. Baxter was Chief Financial Officer and Executive Vice President of the Tulsa-based energy conglomerate, Mapco Inc., until March 1998 when it merged with The Williams Company. During his 18-year career at Mapco, Mr. Baxter held a number of officer level positions including Chief Information Officer and Senior Vice President of Strategic Planning. Prior to his career at Mapco, he held a number of financial positions with Williams Energy Company, a subsidiary of The Williams Company. In 1970, Mr. Baxter received a bachelor’s degree in Business Administration from the University of Oklahoma and is a 1992 graduate of the Darden Executive Program of the University of Virginia.

James E. Altmeyer, Sr., Director, age 69, has been a Director of CNX Gas since June 30, 2005, the date of its formation, and a director of CONSOL Energy since November 2003. He currently serves as a member of CONSOL Energy’s Audit Committee and Compensation Committee. Mr. Altmeyer has been President and Chief Executive Officer of Altmeyer Funeral Homes, Inc. of West Virginia, Ohio, and Virginia since 1972. He also has been President of Altmeyer Realty, a real estate holding company, and of Martin-Steadfast Insurance Company since 1972. Since 1987, Mr. Altmeyer has served on the Board of Directors of Wesbanco, a multi-state bank holding company with offices in Pennsylvania, West Virginia and Ohio, and currently serves on its Audit Committee. Mr. Altmeyer also serves as a member of the Executive Committee of the Board of Directors of Wheeling Hospital, is Vice Chairman of the Chambers Foundation, and is a member of the Board of Directors of the General Douglas MacArthur Foundation. Mr. Altmeyer is a graduate of the U.S. Military Academy, West Point, New York, a combat veteran of the Vietnam War and the recipient of numerous decorations, including the Silver Star.

Nicholas J. DeIuliis, Director, age 39, has been the President and Chief Executive Officer of CNX Gas since June 30, 2005, the date of its formation. Prior to that time, he held the following positions at CONSOL Energy: Senior Vice President—Strategic Planning from November 1, 2004 to August 2005; and Vice President—Strategic Planning from April 1, 2002 until November 1, 2004. Mr. DeIuliis began his career at CONSOL Energy as a process engineer in 1990. Mr. DeIuliis is also a member of the Board of Directors of the Independent Petroleum Association of America and the Carnegie Science Center. Mr. DeIuliis is a registered engineer in the Commonwealth of Pennsylvania, and a member of the Pennsylvania Bar. He received a bachelor’s degree in chemical engineering from Pennsylvania State University and a masters of business administration degree and juris doctorate from Duquesne University.

Raj K. Gupta, Director, age 65, has been a Director of CNX Gas since June 30, 2005, the date of its formation, and a Director of CONSOL Energy since February 2004. He currently serves as a member of

CONSOL Energy’s Audit Committee and Finance Committee. Since July 2007, Mr. Gupta has also served as Chairman of the board of directors of Quetzal Energy, Inc., a Canadian based international oil and gas company operating in Guatemala, Central America. Currently an independent management consultant, from 1965 until his retirement in 2000, Mr. Gupta held various management positions with Phillips Petroleum Company, an international integrated oil and gas company now part of ConocoPhillips, including Vice President of Strategic Planning, managing strategic planning, growth and globalization efforts in South America, China, the Middle East and the former Soviet Union. From 2000 to December 2004, he served on the Board of Directors of Yukos Oil Company, Moscow, Russia, chaired its Compensation Committee and was a member of its Audit and Finance Committees. He also serves on the advisory board of Preng & Associates in Houston. Mr. Gupta earned a master’s degree in Industrial Engineering and Management Science from Kansas State University and a Bachelor of Science degree in Mechanical Engineering with Honors from Birla Engineering College in India.

J. Brett Harvey, Director, age 57, has been a Director of CNX Gas since June 30, 2005, the date of its formation, and President and Chief Executive Officer and a Director of CONSOL Energy since January 1998. Prior to joining CONSOL Energy, Mr. Harvey served as the President and Chief Executive Officer of PacifiCorp Energy Inc., a subsidiary of PacifiCorp, from March 1995 until January 1998. Mr. Harvey also was President and Chief Executive Officer of Interwest Mining Company from January 1993 until January 1998 and Vice President of PacifiCorp Fuels from November 1993 until January 1998. Mr. Harvey is a member of the National Mining Association, the World Coal Institute, the IEA Coal Industry Advisory Board, and the Waterways Council, Inc., member of the board of directors of the Bituminous Coal Operators’ Association, member of the board of directors of Barrick Gold Corporation, member of the board of directors of Allegheny Technologies Incorporated, member of the executive committee and the board of the Center for Energy & Economic Development, member of the CEO Group of the Coal-Based Generation Stakeholders, member of the Executive Advisory Board of the Virginia Coalfield Development Authority, member of the National Coal Council, member of The Conservation Fund Corporate Counsel and chairman of the Greater Pittsburgh Council of Boy Scouts of America. He received a bachelor’s degree in Mining Engineering from the University of Utah.

William J. Lyons, Director, age 59, has been a Director of CNX Gas since October 17, 2005. Since February 19, 2008, Mr. Lyons has performed the functions of CNX Gas’ principal accounting officer and principal financial officer. Mr. Lyons has been Chief Financial Officer of CONSOL Energy since February 1, 2001. From January 1, 1995 to February 1, 2001, Mr. Lyons held the position of Vice President-Controller for CONSOL Energy. Mr. Lyons joined CONSOL Energy in 1976. Mr. Lyons earned a bachelor’s degree in business administration and a master’s degree in accounting from Duquesne University.

John R. Pipski, Director, age 60, has been a Director of CNX Gas since August 15, 2005. Since 2001, Mr. Pipski has provided financial and tax accounting services to business clients, through his own firm. From 1970 to 2001, he held various positions at the international accounting firm of Ernst & Young, LLP. For eighteen years at Ernst & Young, Mr. Pipski was a Tax Partner specializing in corporate taxation, mergers and acquisitions and tax accounting issues in the coal and manufacturing industries. In addition, he held various positions within the Tax and Audit Departments of that firm. Mr. Pipski has served as a Board Member and Treasurer of The Ronald McDonald House Charities of Pittsburgh. Mr. Pipski is a certified public accountant and earned bachelor’s and master’s degrees in financial administration from Michigan State University.

Joseph T. Williams, Director, age 70, has been a Director of CNX Gas since July 10, 2006. He currently serves as Chairman of CONSOL Energy’s Finance Committee and a member of the CONSOL Energy Nominating and Corporate Governance Committee and has been a Director of CONSOL Energy since January 2004. Mr. Williams is a retired oil and natural gas industry executive who has held positions as chairman or chief executive officer or both for NASDAQ, American, and NYSE listed companies. Most recently, from October 2000 to December 2001, Mr. Williams served as chairman of DevX Energy, Inc. From July 1998 to August 1999, Mr. Williams was the president and chief executive officer of MCN Investment Corporation, a subsidiary of MCN Energy, Inc. Mr. Williams spent eighteen years with Chevron Corp. where he held management positions with increasing responsibility in both domestic and international operations. His executive positions after leaving Chevron included assignments at Mitchell Energy and Development Corp., Lear Petroleum

Corporation, and PG&E Resources Company where, as president and chief executive officer, he oversaw the acquisition of several significant companies in building a mid-size independent oil and gas exploration and production company. He was a member of a number of industry organizations and was president of the Dallas Petroleum Club and chairman of the Dallas Wildcat Committee. Mr. Williams is also a member of both the Society of Petroleum Engineers and the 25 Year Club of the Petroleum Industry. Mr. Williams received a Bachelor of Science in Petroleum Engineering from the University of Texas in 1960.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions.    CNX Gas has a number of intercompany agreements with CONSOL Energy, which is the owner of approximately 81.7% of CNX Gas common stock as of March 14, 2008. Provided below is a summary description of the master separation agreement between CNX Gas and CONSOL Energy and the other key agreements that relate to CNX Gas’ separation from CONSOL Energy which CNX Gas entered into as part of the separation from CONSOL Energy. References in this section to CONSOL Energy include its subsidiaries and references to CNX Gas include CNX Gas’ subsidiaries. These agreements are not the result of arm’s-length negotiation.

Overview

The master separation agreement contains the key provisions related to CNX Gas’ separation from CONSOL Energy. The other agreements referred to in the master separation agreement govern various interim and ongoing relationships between CONSOL Energy and CNX Gas. These agreements include:

•	the master cooperation and safety agreement;

•	the tax sharing agreement; and

•	the services agreement

This description relates only to transactions which occurred since January 1, 2007 or that otherwise relate to on-going matters.

Master Separation Agreement

Contribution of Assets; Assumption of Liabilities.    On August 1, 2005, CONSOL Energy and some of its affiliates transferred to CNX Gas the assets that were used exclusively in CONSOL Energy’s gas operations and other assets specifically listed in the agreement, subject to some specified exclusions. These assets included in particular coalbed methane and conventional oil and gas rights located in Virginia, Pennsylvania, northern West Virginia and Tennessee. All assets were transferred to CNX Gas on an “as-is-where-is” basis, which means that CNX Gas bears all the risk of a failure of title on any of the assets. In the event that both CNX Gas and CONSOL Energy have rights under specified contracts, the party that signed the contract will make available the rights and benefits of that contract to the other party, but only to the extent that the contract applies to the other party, and the other party will assume and discharge the liabilities related to those rights and benefits. CNX Gas assumed all of the liabilities related to those assets and the gas operations, even if those liabilities were as a result of activities occurring prior to the effective date of the separation of the businesses and regardless of whether such liabilities were the result of negligence or misconduct on the part of CONSOL Energy, subject to the following allocation of unknown liabilities, if any, asserted in writing by one or more third parties prior to the fifth anniversary following August 8, 2005: CNX Gas will be responsible for the first $10 million of aggregate unknown liabilities; CONSOL Energy will be responsible for the next $40 million of aggregate unknown liabilities; and CNX Gas will be responsible for any additional unknown liabilities over $50 million. CNX Gas will also be responsible for any unknown liabilities which were not asserted in writing during this five year period. Specified excluded liabilities which may have been related to gas operations were not assumed by CNX Gas and CNX Gas is being indemnified by CONSOL Energy with respect to these. Some of the excluded liabilities may have been incurred by CNX Gas subsidiaries, which would have to satisfy those liabilities if CONSOL Energy failed to satisfy them.

In addition to the transfers made to CNX Gas in the separation, CONSOL Energy leased to CNX Gas under a master lease substantially all other coalbed methane and conventional oil and gas rights that CONSOL Energy and its majority-owned subsidiaries hold in the United States. These leased assets are principally located outside of Virginia, Pennsylvania, northern West Virginia and Tennessee. The master lease provided for a one-time payment of $50,000 at its inception. The master lease has a 99-year term and by its terms no royalty is payable.

Covenants.    CNX Gas has agreed that, for so long as CONSOL Energy beneficially owns at least fifty percent (50%) of CNX Gas’ outstanding voting stock, CNX Gas will not take any action which would limit the ability of CONSOL Energy or its transferee to transfer its shares of CNX Gas common stock, and will not take any actions that could reasonably result in CONSOL Energy being in breach of, or in default under, any contract or agreement, including any action that would cause a default under CONSOL Energy’s debt instruments. Additionally, CNX Gas will not issue any additional capital stock without CONSOL Energy’s consent if after such issuance CONSOL Energy would own less than eighty percent (80%) of CNX Gas’ outstanding voting stock.

Option Rights.    CNX Gas has granted CONSOL Energy the right to purchase shares of CNX Gas capital stock in two instances. First, CONSOL Energy has the right to purchase shares of CNX Gas capital stock in order to maintain a percentage ownership in CNX Gas capital stock of at least eighty percent (80%) for tax consolidation purposes. Second, CONSOL Energy has the right to purchase the required number of shares of CNX Gas capital stock so that it may effect a distribution of all of its CNX Gas shares to its stockholders as a tax-free spin-off. The exercise price for any CNX Gas shares purchased by CONSOL Energy is the then market price (defined as the average of the last sales price on each of the immediately preceding five trading days) on the securities exchange or quotation system on which CNX Gas stock is listed.

CNX Gas has agreed not to buy or sell any assets, dispose of any assets, or acquire any equity or debt securities of a third party in each case in excess of $30 million without CONSOL Energy’s prior consent.

Master Cooperation and Safety Agreement

The master cooperation and safety agreement contains provisions related to the safe and economical operation of CNX Gas’ gas business and CONSOL Energy’s coal business where the parties have joint interests. To the extent there is any conflict between CNX Gas’ gas interests and CONSOL Energy’s coal interest in a joint location, CONSOL Energy’s coal operations generally prevail. CNX Gas has agreed to sign and deliver any waiver or consent necessary to allow coal mining operations of CONSOL Energy in the vicinity of any property or gas rights owned by CNX Gas and CONSOL Energy has agreed that CNX Gas has the right to capture gas from any well associated with CONSOL Energy’s property, subject to CONSOL Energy’s right to preclude CNX Gas from capturing gas with respect to any active mining area in order to promote safety for and productivity of its coal operations. CNX Gas will receive all proceeds from the capture of gas in all wells. In order to coordinate CNX Gas’ operational relationship with CONSOL Energy, the parties coordinate CNX Gas’ annual drilling plan with CONSOL Energy’s ten year mine plan.

Tax Sharing Agreement

CONSOL Energy and CNX Gas entered into a tax sharing agreement. The tax sharing agreement governs the respective rights, responsibilities, and obligations of CONSOL Energy and CNX Gas with respect to specified tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes and related tax returns.

In general, under the tax sharing agreement, CONSOL Energy is responsible for the remittance of U.S. federal income taxes of the affiliated group of corporations, including CNX Gas, of which it is the common parent, and is responsible for the remittance of state income taxes to states in which CONSOL Energy is required to file, or elects to file a consolidated or combined state income tax return. Additionally, CNX Gas is obligated to pay to CONSOL Energy each year an amount equal to the amount of U.S. federal income tax and state income tax that CNX Gas would have incurred had CNX Gas filed a separate U.S. federal income tax return and separate state income tax returns in these states in which CNX Gas is included in a consolidated or combined state tax return filed by CONSOL Energy. In 2007, CNX Gas paid CONSOL Energy $19,220,000 for taxes attributable to CNX Gas’ obligation under the tax sharing agreement.

Services Agreement

The services agreement governs the provision by CONSOL Energy to CNX Gas of support services, such debt service administration, accounting and tax, investor relations, payroll and human resources administration, legal, information technology, internal audit, real estate management, management of cash held in our accounts and other general administrative functions. CNX Gas has also agreed to reimburse CONSOL Energy for any out-of-pocket payments, costs and expenses associated with these services as well as to pay an allocated share of CONSOL Energy’s direct and indirect administrative and overhead costs. The agreement continues until terminated by the mutual agreement of the parties.

CNX Gas was charged $1,635,000 for the twelve months ended December 31, 2007, for accounting and administrative services provided by CONSOL Energy. These fees were determined based upon an allocation of annual estimated hours worked on CNX Gas matters versus matters for other CONSOL Energy companies by CONSOL employees.

Other Transactions

CNX Gas sells gas to some of CONSOL Energy’s mines for use in gas-fired coal dryers. Sales are made at local index prices or on a basis reflecting the monthly average price received by CNX Gas from third party sales, depending on location. CNX Gas also sells gas to Buchanan Generation, LLC, in which CNX Gas has a 50% interest, on both a market and a discounted basis, depending upon the circumstances. In 2007, CNX Gas’ sales of gas to CONSOL Energy and Buchanan Generation, LLC aggregated approximately $11,619,000. CNX Gas also purchases various supplies from CONSOL Energy’s wholly owned subsidiary Fairmont Supply; the cost of these items reflect current market prices and is included in cost of goods sold as arms-length transactions. During 2007, CNX Gas’ purchases of supplies from Fairmont Supply equaled approximately $699,000. Management of CNX Gas believes that these sales and purchases are on terms no less favorable than could be obtained from unaffiliated third parties, under similar circumstances and that future sales of gas to CONSOL Energy and Buchanan Generation, LLC, and purchases of supplies from Fairmont Supply will continue to be made on terms no less favorable than could be obtained from unaffiliated third parties, under similar circumstances.

CNX Gas leases office space in South Park, Pennsylvania from CONSOL Energy. In 2007, CNX Gas paid CONSOL Energy $200,000 in rent.

CONSOL Energy pays for metered power at some mining operations in which CNX Gas conducts its operations. CNX Gas then reimburses CONSOL Energy for CNX Gas’ allocable share of such metered power on a monthly basis, which in 2007 amounted to approximately $200,000 per month.

CNX Gas utilizes services and engages in operating transactions in the normal course of business with CONSOL Energy. The following represents a summary of the significant transactions of this nature:

We agreed in the master separation agreement not to take any action that would cause a default under CONSOL Energy’s debt instruments. The indenture for CONSOL Energy’s 7.875% Notes due March 1, 2012 in the principal amount of approximately $250 million requires that all subsidiaries of CONSOL Energy that incur third party debt must also guaranty these notes. Thus, as a result of our entering into our unsecured $200 million credit agreement with third party commercial lenders in October 2005, we and our subsidiaries guaranteed CONSOL Energy’s 7.875% Notes.

Under CNX Gas’ master cooperation and safety agreement with CONSOL Energy, CONSOL Energy incurs drilling costs related to gob gas production due to the necessity to de-gas coal mines in connection with production for safety reasons. CNX Gas estimates that the cost to CONSOL Energy of drilling these wells was $7,101,000 in 2007. CNX Gas captures and markets the gas from these wells and, therefore, benefits from this drilling activity, although it is not burdened with the cost to drill these gob wells. CNX Gas is responsible for the costs incurred to gather and deliver the gob gas to market. Unless CNX Gas chooses to drill, all gob well drilling costs are borne by CONSOL Energy and only the collection and processing costs are reflected in CNX Gas’ financial statements.

CNX Gas employees may elect to participate in a defined contribution investment plan administered by CONSOL Energy. Amounts charged to expense by CNX Gas for matching and other contributions in the investment plan were $1,233,000 for the twelve months ended December 31, 2007. CONSOL Energy charges CNX Gas the actual matching amounts contributed by CONSOL Energy on behalf of CNX Gas’ employees.

Eligible employees may also participate in a long-term disability plan administered by CONSOL Energy. Benefits for this plan are based on a percentage of monthly earnings, offset by all other income benefits available to the disabled. CNX Gas’ allocation of the long-term disability plan expense under this plan was $493,000 for the twelve months ended December 31, 2007. Allocation of the expense for this plan is based on the percentage of CNX Gas’ active salary employees compared to the total active salary employees covered by the plan.

CNX Gas, as buyer, is a party to that certain Agreement of Sale dated June 8, 2007 (the “Agreement of Sale”) with CONSOL Energy’s wholly-owned subsidiary, Consolidation Coal Company (“Consolidation Coal”), as seller. Pursuant to the Agreement of Sale, Consolidation Coal agreed to sell to CNX Gas certain Pittsburgh seam coal reserves and resources totaling approximately 4,678 net acres, located in Greene County, Pennsylvania, and Monongalia County, West Virginia, adjacent to the Federal No. 2 Mine owned by Eastern Associated Coal Corp. (an affiliate of Peabody Energy) (such reserves and resources, the “Pittsburgh Coal”). Consolidation Coal also agreed to sell to CNX Gas certain coal reserves and resources totaling approximately 4,528 net acres, located in Muhlenberg, McLean and Ohio Counties, Kentucky (such reserves and resources, collectively, the “Kentucky Coal”). Included in the sale were Consolidation Coal’s coal mining rights relating to the transferred coals as well as certain books and records relating to the coals. Consolidation Coal also agreed to release and waive any claims it had to emission reduction credits relating to the production of methane from the coals transferred to CNX Gas. Consolidation Coal also agreed for a period of five years following the closing to enter into non-exclusive surface use agreements with CNX Gas (or certain designees) on a site-specific basis, in order to allow CNX Gas access to approximately 150 acres of surface land owned by Consolidation Coal overlying the portion of the Pittsburgh Coal located to the north of the Federal No. 2 Mine (totaling approximately 4,790 net acres, the “Northern Block”). Consolidation Coal retained the right, however, to sell, lease or convey any of this surface property free of the surface use agreement obligation. As consideration for Consolidation Coal’s agreements, CNX Gas agreed to pay Consolidation Coal $45,000,000 in cash, plus a deferred payment on the Northern Block and a contingent payment on the Kentucky Coal other than the seam known as the No. 9 Seam (collectively, the “Non-No. 9 Coal”). There is a contingent deferred payment obligation with respect to the Northern Block equal to $1.00 per net ton plus 8% of the gross sales price per ton, which is payable as the coal is mined and sold. There is also an absolute deferred payment obligation with respect to the Northern Block—that is, regardless of how much coal is mined, CNX Gas is required to pay Consolidation Coal $36.0 million on the 35th anniversary of the closing. This deferred payment obligation will be reduced by any amount paid by CNX Gas to Consolidation Coal on the per-ton-of-coal-mined contingent payment obligation prior to that date. To the extent coal continues to be mined and sold after the 35th anniversary, CNX Gas would continue to pay Consolidation Coal on a per-ton basis thereafter so long as coal is mined and sold from the Northern Block. The contingent payment obligation on the Non-No. 9 Coal is equal to 6.5% of the gross sales price for each ton of Non-No. 9 Coal sold.

CONSOL Energy has also provided certain parental guarantees related to activity associated with CNX Gas. CNX Gas anticipates that these parental guarantees will be transferred from CONSOL Energy to CNX Gas over time. CNX Gas management believes these parental guarantees will also expire without being funded, and therefore the commitments will not have a material adverse effect on our financial condition.

Review, Approval or Ratification of Transactions with Related Persons.    The master separation agreement, master cooperation agreement, tax sharing agreement and services agreement described above were not negotiated at arms-length and do provide various preferential rights to CONSOL Energy as a result; the Agreement of Sale relating to the Pittsburgh Coal and the Kentucky Coal were negotiated at arms-length, as were the agreements relating to the CNX Gas guarantee to Huntington National Bank of our contractor’s obligations under its loan agreement with the bank. Many of the other transactions with CONSOL Energy described above are the legacy of CONSOL Energy’s operation of CNX Gas’ businesses as a division of CONSOL Energy prior to the 2005 separation. These existing transactions with CONSOL Energy are not typically subject to review by CNX Gas. However, our Audit Committee in accordance with its charter, reviews, at least annually, the services provided to CNX Gas by CONSOL Energy, including the nature, extent and cost of those services.

With respect to other transactions with “related persons” (as defined by SEC rules), CNX Gas’ policies and procedures for review, approval or ratification of transactions with related persons are not contained in a single policy or procedure; instead, relevant aspects of CNX Gas’ program are drawn from various corporate documents. Most importantly, the Audit Committee’s charter provides that the committee must review, and, if appropriate, approve or ratify all transactions between the Company (including its subsidiaries) and any related persons that are required to be reported under the SEC’s related party regulation (Regulation S-K Item 404). At its meeting on February 26, 2007, the Audit Committee adopted a formal written policy in this regard. Under the policy, prior to entering into a related person transaction, a director, nominee or executive officer is to notify our chief financial officer and general counsel of the material facts regarding the transaction. If our chief financial officer and general counsel determine that the proposed transaction is a related person transaction, it is presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the chairman of the committee) for approval. The committee will consider all relevant facts and circumstances including the terms of the transaction and terms that would be available to unrelated parties, the benefits to us, and, if it involves an independent director, any impact on independence. The committee will also inform our Nominating and Corporate Governance Committee of any related party transactions involving directors or nominees. Since the SEC’s related party regulation also applies to directors’ and executive officers’ family members as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and bringing them to us for approval. When we become aware of a related person transaction that has not been previously approved, the policy provides that it will be presented to our Audit Committee for ratification or other action. The policy also provides that our Audit Committee will review on an annual basis ongoing related person transactions having a remaining term of more than six months or a remaining amount in excess of $120,000.

The charter of CNX Gas’ Nominating and Corporate Governance Committee requires the Nominating and Corporate Governance Committee to review the outside activities of directors and executive officers of the Company and decide questions of possible conflicts of interest of directors and executive officers of the Company. The Company’s Corporate Governance Guidelines also contain provisions relevant to related party transactions in that they require that every director must seek the consent of the Nominating and Corporate Governance Committee and the Chairman of the Board to confirm the absence of any actual or potential conflict prior to accepting any invitation to serve on another corporate or not-for-profit board of directors or with any government or advisory group. CNX Gas also requires that officers and directors adhere to written codes of business conduct and ethics regarding various topics including conflicts of interest, loans from the Company, the receipt of gifts, service in outside organizations, political activity and corporate opportunities; officers and directors certify compliance with these codes in writing each year. Where related party transactions pose potential conflicts of interest involving directors or officers, the Audit Committee and Nominating and Corporate Governance Committees have elected to meet in joint session with the full Board in order to review, approve or ratify such transactions. The Chairman of the Board, and chairpersons of the Audit Committee and Nominating and Corporate Governance Committee lead deliberations and affected directors or officers may recuse themselves. In making determinations with respect to possible conflicts of interest, directors act in good faith and in the best interests of the Corporation and all stockholders, as required by law. Related party transactions that must be reviewed pursuant to the program outlined above may be identified by various sources, including the officers of the Company and the directors themselves (in this regard, the Company employs annual ethics compliance certifications, described above, and director and officer questionnaires to elicit relevant information). In 2007, other than the transactions described above, no related party transactions that would otherwise have required review and approval or notification were exempted from review.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CNX Gas’ directors and executive officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of CNX Gas common stock with the SEC and the NYSE. Based upon a review of filings with the SEC, written representations that no other reports were required, and on CNX Gas’ records, CNX Gas believes that during 2007, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with, with the exception that D.A. Craig’s initial Form 3 filing (which disclosed that Ms. Craig owned no shares of common stock or derivative securities of CNX Gas) was made late due to an administrative error.

Required Vote.    As more fully set forth in Section 2.9 of CNX Gas’ Bylaws, the affirmative vote of a plurality of the votes cast at the Annual Meeting shall elect directors. CONSOL Energy, as the holder of more than a majority of CNX Gas’ outstanding common stock, has the power to elect all of the directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS

EXECUTIVE COMPENSATION AND STOCK OPTION INFORMATION

Compensation Committee Report.    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below with CNX Gas’ management and, based upon such review and discussion, the committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Committee’s charter is available on our website at www.cnxgas.com.

Respectfully submitted,

The Compensation Committee

James E. Altmeyer, Sr., Chairman

Philip W. Baxter

J. Brett Harvey

William J. Lyons

March 19, 2008

(The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CNX Gas under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent CNX Gas specifically incorporates the Report by reference therein.)

Compensation Discussion and Analysis.    The following Compensation Discussion and Analysis describes and discusses the compensation of our named executive officers for calendar year 2007.

Role of our Compensation Committee

Our Board has granted the Compensation Committee the authority to make decisions regarding compensation of our named executive officers in accordance with the Committee’s charter. The Committee’s responsibilities and authorities include:

•

Reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, based on that evaluation, establishing the Chief Executive Officer’s compensation.

•	Reviewing and approving the compensation of our other executive officers, including the Chief Financial Officer, the General Counsel and our Senior Vice Presidents.

•	Reviewing and making recommendations to the Board regarding new incentive-compensation and equity-based incentive plans and changes to existing plans.

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Administering short-term and long-term incentive compensation plans, including the establishment of annual performance goals for the executive officers under those plans, certification of performance goal achievement and the approval of awards payable under those plans.

•	Assisting the Board in matters relating to management development and succession.

A copy of the Compensation Committee’s charter is available on the Company’s website at www.cnxgas.com.

Objectives and Elements of the Compensation Program

The objectives of our compensation program are to:

•	attract, motivate and retain high caliber officers capable of enhancing stockholder value;

•	emphasize “pay for performance,” with a significant portion of total compensation tied to the Company’s financial and strategic goals; and

•	align the interests of executive officers with those of the Company’s stockholders through equity-based compensation.

To achieve these objectives, our compensation program has the following elements:

•	base salary;

•	short-term (annual) incentive compensation;

•	long-term incentive compensation;

•	health and welfare benefits;

•	limited perquisites;

•	retirement and other post-employment benefits; and

•	severance arrangements.

Except as noted below, the named executive officers participate in all these elements of our compensation program.

Form of Compensation.    Our Compensation Committee has determined to pay the named executive officers current and short-term compensation in cash (in the form of base salary and annual incentives). The committee believes that these components of compensation are customarily paid in the form of cash and the committee did not determine to deviate from this custom. The committee has further determined to pay long-term incentive compensation through the use of awards under the CNX Gas Corporation Equity Incentive Plan, as amended (hereinafter referred to as the “Plan”). Under the Plan, the Compensation Committee has approved awards to our named executive officers in the form of stock options, restricted stock units (in the case of our General Counsel), and performance share units which, if earned, are paid in cash and the value of which is tied to the performance of the Company’s stock relative to its peers over a defined performance period (as more fully described below). These long-term incentives were chosen by the committee to align the named executive officers’ long-term interests with the interests of our stockholders. For 2007, the committee awarded long-term incentive compensation to our executive officers solely in the form of performance share units.

Compensation Committee Review of Compensation.    The Compensation Committee annually reviews and establishes each named executive officer’s base salary, short-term incentive compensation opportunity and long-term incentive compensation opportunity. The sum of base salary and the target short-term incentive compensation opportunity is referred to as “total annual compensation” and the sum of all three elements is referred to as “total direct compensation.” The committee reviews the components of total direct compensation separately and also reviews total annual compensation and total direct compensation in the context of the market data provided by the outside compensation consultants. The Committee reviews the other elements of the compensation program for named executive officers—health and welfare benefits, perquisites, retirement and other post-employment benefits, and severance arrangements—when the Chief Executive Officer recommends material changes to those plans specifically affecting executive officers of the Company and not all employees of the Company generally.

Role of Outside Compensation Consultants and Executive Officers

Our Compensation Committee engages outside compensation consultants to assist the committee with various aspects of the compensation program. For example, in establishing several elements of the program—base salary, short-term incentive compensation opportunity and long-term incentive compensation opportunity—for named executive officers, the committee annually reviews compensation data for executives in similar positions to our named executive officers at comparable companies. The purpose of this review is to benchmark the compensation levels of our named executive officers—that is, to provide an external standard of compensation for comparison purposes—in order to get a sense of the competitive levels of compensation for the positions. This market data serves as a guide; it is not the committee’s policy to be bound by this market data and actual compensation may be higher or lower than the compensation for executives in similar positions at comparable companies. In addition to providing this benchmarking data, the compensation consultants assist in the development of an appropriate peer group of companies from which to draw the data, make recommendations to the committee regarding appropriate levels of compensation for the named executive officers and other employees of the Company based on the data and other factors, and assist the committee in designing various components of the compensation program. The committee utilizes the Company’s Executive Vice President and General Counsel and human resources personnel to interface with and supply information to the compensation consultants.

In 2007, the committee retained Mercer Human Resource Consulting with respect to setting total annual compensation (base salary and short-term incentive compensation opportunity) and Deloitte Consulting LLP with respect to the long-term incentive compensation awards made in December 2007.

In reviewing and making determinations regarding the compensation program for executive officers other than the Chief Executive Officer, the committee, in addition to considering the benchmarking information provided by the outside compensation consultants and other factors, solicits and receives recommendations from the Chief Executive Officer regarding each component of such executive officer’s compensation. With respect to the Chief Executive Officer’s compensation, the committee meets annually with him to discuss his recommendations concerning his goals and objectives for the forthcoming year and to discuss his performance in light of the prior year’s goals and objectives. The committee considers the Chief Executive Officer’s self-evaluation and, after also considering the benchmarking data supplied by the compensation consultants and other factors, including their own assessment, establishes the compensation payable to the Chief Executive Officer.

Considerations in Developing the Compensation Program in 2007

Compensation Philosophy.    Our Compensation Committee’s approach to the executive compensation program in 2007 followed the philosophy and approach that the committee developed in 2006. That is, consistent with the committee’s “pay for performance” philosophy, the committee determined to generally set base salaries at the median of the peer group, to provide annual incentive opportunities at target levels in the 50th to 70th percentiles of the opportunities at comparable companies and to provide long-term incentive awards with a target value in the 50th to 70th percentiles of awards at comparable companies. Moreover, the committee determined that the short-term incentive compensation program, the long-term incentive compensation program and the retirement program adopted in 2006 were functioning as intended and the committee determined not to materially change the structure of those programs for 2007.

Changes to Executive Officers in 2007.    In 2007, there were several changes to the composition of the Company’s executive officers. Mark Gibbons joined CNX Gas as Chief Financial Officer on March 1, 2007. On March 23, 2007, Mr. Ronald E. Smith, Executive Vice President and Chief Operating Officer of the Company, notified the Company that he was retiring from CNX Gas effective on that date. On the recommendation of Mr. DeIuliis, the Compensation Committee determined not to fill the position of Chief Operating Officer. Instead, the Company made several organizational changes. First, Stephen W. Johnson was promoted to Executive Vice President and General Counsel, still reporting to the Chief Executive Officer, but with additional duties. Second, J. Michael Onifer was promoted to Senior Vice President—Established Business Units, and Randall M. Albert was promoted to Senior Vice President—Emerging Business Units, both reporting directly to the Chief Executive Officer, effective June 21, 2007. Third, DeAnn Craig joined the Company as Senior Vice President—Asset Assessment on August 6, 2007, reporting in this new position to the Chief Executive Officer. The Compensation Committee’s compensation decisions for these officers took into account the new duties and responsibilities of these officers in their new positions. In the case of Mr. Gibbons and Ms. Craig, the compensation decisions also took into account the level of compensation necessary to induce them to join the Company.

Employment Arrangements.    None of our named executive officers has an employment agreement, so the Company is not contractually obligated to provide any specific form or level of compensation. However, Mr. Gibbons, Ms. Craig and Mr. Johnson each received offer letters which set forth the terms of their initial compensation as officers of CNX Gas. Mr. DeIuliis does not have an offer letter because it was determined that the terms of his initial employment as an officer of CNX Gas were adequately set out in offering documents prepared in connection with our 2005 private placement.

Setting of Total Annual Compensation for 2007

Base Salary.    Base salary is intended to provide a guaranteed level of compensation to each named executive officer on a competitive basis for the performance of the duties required of his or her position at the high level expected by the Company. Base salaries are also the foundation for the rest of our compensation program, because incentives and certain benefits are calculated as a percentage of base salary.

Short-Term Incentive Compensation Program Opportunity.    The short-term incentive compensation program is designed to motivate each named executive officer and other employees of the Company to achieve annual, pre-established goals for specific performance criteria that impact stockholder value. Specifically, the committee believes that the performance criteria should be:

•	controllable—that is, the employee can affect the result;

•	measurable—that is, achievement of the goals can be objectively measured; and

•	meaningful—that is, the criteria will impact stockholder value.

This program is consistent with the committee’s “pay for performance” emphasis of the compensation program. The program, which is more fully described below, is paid in cash after the end of each fiscal year based on the achievement of pre-established company and individual performance goals.

Market Data.    In 2007, for purposes of setting total annual compensation, the Compensation Committee, with the assistance of our outside compensation consultants, used two sources for compensation data at comparable companies: (i) proxy statements of a peer group of companies, and (ii) industry compensation surveys published by nationally-recognized compensation consulting firms. In advising the committee, the compensation consultants used the proxy peer group data as the primary market reference and the survey data as a secondary market reference, because the proxy data provided more directly comparable information. Because the 2007 proxy statement information relating to 2006 compensation data was not generally available until April 2007, the Compensation Committee considered and set the total annual compensation of the named executive officers at a meeting in late April 2007 (and even at that time not all 2006 proxy peer data was available).

The peer group of companies utilized by the Compensation Committee for purposes of setting total annual compensation was recommended by our outside compensation consultants with input from CNX Gas management. The consultants assembled the group primarily based on oil and gas exploration and production companies with comparable revenues to CNX Gas. The peer group consisted of: Cabot Oil & Gas, Cimarex Energy, Equitable Resources, Forest Oil, Houston Exploration, Plains Exploration & Production, Pogo Producing, Range Resources, Quicksilver Resources, Southwestern Energy, Stone Energy, St. Mary Land & Exploration and Ultra Petroleum. Among the 13 companies included in the group, CNX Gas ranked fourth in market capitalization and twelfth in revenues. This peer group was the same peer group used by the committee in connection with its consideration and grant of long-term incentive compensation program awards in October 2006 for the performance period from October 12, 2006 to December 31, 2009.

Total Annual Compensation of the Named Executive Officers.    The committee considered each element of total annual compensation (base salary and target short-term incentive opportunity), total annual compensation in the aggregate and total direct compensation (total annual compensation and target long-term incentive compensation opportunity) of the named executive officers relative to the available market data. (Note that at the time of the April 2007 meeting, the only named executive officers were the Chief Executive Officer, the Chief Financial Officer and the General Counsel.) The data showed the following:

•	The base salaries of each of the named executive officers were at approximately the 25th percentile of the proxy peer group.

•

The short-term incentive compensation opportunity for the Chief Executive Officer was at the market median, but at approximately the 25th percentile of the proxy peer group for the Chief Financial Officer and the General Counsel.

•

Target total annual compensation of the named executive officers was competitive with the 25th percentile of the proxy peer data, although the actual total annual compensation (base salary plus actual bonus) for 2006 was competitive with the peer group median.

•	Target total direct compensation of the named executive officers was competitive with the 25th percentile of the proxy data.

After considering all of this market data, the committee evaluated the Chief Executive Officer’s recommendations for the named executive officers (other than the Chief Executive Officer), which are summarized as follows:

Officer	Then Current Base Salary	Recommended 2007 New Base Salary	2006 Short-Term Opportunity (as % of base salary)	Recommended 2007 Short-Term Opportunity (as % of base salary)
Chief Financial Officer	$250,000	250,000	N.A	50%
General Counsel	$250,000	290,000	50%	60%

The changes to the General Counsel’s total annual compensation were recommended in order to close the gap between his base salary and the market median base salary for his position, as well as to reflect his increased responsibilities at the Company. The Chief Financial Officer’s total annual compensation for 2007 was recommended by the Chief Executive Officer, approved by the committee and accepted by the Chief Financial Officer when he joined the Company in March 2007; therefore, the committee did not make any changes to his compensation at the April 2007 meeting. At the time he joined the Company, the committee determined that the Chief Financial Officer’s position, status and responsibilities were equivalent to those of the General Counsel at such time and the committee set his total annual compensation at the same levels as then in effect for the General Counsel.

The committee evaluated these recommendations in light of all of the above market data. In addition, the committee considered, in consultation with the Chief Executive Officer, the operating performance of the Company in 2006, the performance of the Company’s stock price relative to the stock price performance of the Company’s peers (not the same peer group used by the compensation consultants for benchmarking purposes), the individual and collective accomplishments of management in 2006, the ambitious long-range plan of the Company for 2007 and beyond, the importance of retaining these officers in the current environment, the experience level of these officers and their importance to the organization.

The consultants concluded that the target total annual compensation recommendation was competitive with the market median of the proxy data for the General Counsel and was competitive with the 25th percentile of the proxy data for the Chief Financial Officer. In the context of total direct compensation, the General Counsel would be competitive with the market median and the Chief Financial Officer would be competitive with the 25th percentile of the proxy data. The level of compensation of the Chief Financial Officer was determined to be acceptable given the terms of his offer letter, his short tenure at the Company and his level of experience in his position.

Based on all of the foregoing, and taking into account the committee’s compensation philosophy, the Compensation Committee approved the Chief Executive Officer’s recommendations for the named executive officers (other than the Chief Executive Officer) as set forth above.

Total Annual Compensation of the Chief Executive Officer.    The committee then considered the compensation of the Chief Executive Officer, without the Chief Executive Officer present. To assist the Committee, the outside compensation consultants developed a range of compensation opportunities for the Chief Executive Officer based on both the peer group and market survey data. The consultants noted that their range did not take into account the discretion of the committee based on non-market factors, and noted that the committee should consider factors such as tenure, individual performance and internal value.

After considering all of the factors described above for the named executive officers other than the Chief Executive Officer, the committee approved the following 2006 compensation of the Chief Executive Officer:

Officer	Then Current Base Salary	2007 New Base Salary	2006 Short-Term Opportunity (as % of base salary)	2007 Short-Term Opportunity (as % of base salary)
Chief Executive Officer	$450,000	$520,000	100%	100%

The increase in Chief Executive Officer’s base salary moved his base salary to the market median, consistent with the committee’s compensation philosophy, and reflected his increased responsibilities with the retirement of the Chief Operating Officer. The committee determined not to change his short-term incentive compensation opportunity. His new total annual compensation would be competitive with the median of the peer group data.

The changes to base salaries of all named executive officers were effective as of the pay period beginning April 23, 2007.

Total Annual Compensation for Other Named Executive Officers (Mid-Year Hires and Promotions).    Messrs. Onifer and Albert were promoted to the position of Senior Vice President and Ms. Craig was hired as a Senior Vice President, in each case, after the total annual compensation for executive officers was set by the Compensation Committee in April 2007. The Compensation Committee’s compensation decisions for these new executive officers were based on the positions and responsibilities of these officers relative to the other executive officers of the Company. In the case of Ms. Craig, the committee’s compensation decisions were also based on external competitive factors—that is, the need to provide a level of compensation and benefits necessary to attract a professional of her caliber to the Company. In light of the foregoing, the compensation of these new executive officers was established as follows:

•

Ms. Craig.    The committee set her base salary consistent with the base salary of the Chief Financial Officer at $250,000 and established her target short-term incentive compensation opportunity at 60% of her base salary. The committee also paid her a hiring bonus of $75,000, split between cash in the amount of $20,000 and performance share units under the 2006-2009 long-term incentive compensation program in the amount of $55,000. The Company also agreed to reimburse Ms. Craig for any amounts that she had to pay her prior employer as a result of her departure, up to $150,000. The committee also awarded Ms. Craig performance share units under the 2006-2009 long-term incentive compensation program valued at $250,000.

•

Messrs. Onifer and Albert.    Upon their promotions in June 2007, the committee determined to maintain their base salaries at their then current levels of $200,000 per year. However, in December 2007, at the time of the grant of long-term incentive compensation awards, the committee determined, on the recommendation of the Chief Executive Officer, to bring their base salaries into line with the base salary of the Senior Vice President-Asset Assessment (i.e. $250,000), given the equivalent importance and responsibilities of these three positions. For the same reason, and also on the recommendation of the Chief Executive Officer, the committee also increased each of Messrs. Onifer’s and Albert’s target short-term incentive compensation opportunities to 60% at that time.

Adoption of 2007 Short-Term Compensation Plan and Performance Goals.    At a meeting on February 23, 2007, the Compensation Committee adopted a 2007 short-term incentive compensation program which provides for payouts in accordance with the following formula:

Base Salary	X	Short-Term Opportunity (as % of base salary)	x	(75% Company Performance Factor	+	25% Individual Performance Factor)	=	2007 Short Term Incentive Payout

Under the program, no payouts are paid unless the Company achieves a threshold level of net income. For 2007, the threshold level of Company net income required for any payout under the plan was $75 million. Furthermore, the committee has the right, in its discretion, to reduce or eliminate the amounts otherwise payable based on individual performance or any other factors that the committee, in its discretion, deems appropriate.

Company Performance Factor.    The company performance factor is based on the achievement of pre-established goals for three performance criteria: safety, unit cost and production. The committee believes that these performance goals are especially appropriate for measuring short-term compensation. Safety is the most important goal for every employee of the Company every day. Further, the committee believes that investors value the Company’s stock on a short-term basis in part according to the Company’s ability to achieve our production and cost goals for the year. The Board evaluates the Company’s performance for the year in large part based on achieving the goals set forth in our performance plan. Moreover, these goals meet the committee’s criteria for short-term incentive compensation as set forth above.

Each of these criteria contributes one-third to the Company performance factor and the payout for each factor can range from 0% to 200% depending on actual performance as measured against the target pre-established goal for each of the performance criteria. With respect to the safety performance criterion, the payout is 0 for not achieving zero lost time accidents, the only acceptable level of safety performance, and 200% for achieving the goal. The specific production and cost performance goals were derived directly from the Board-approved performance plan for the year. The production goal was 64.4 Bcf of total production, which was the same as the production guidance for the year that is disclosed to stockholders. The unit cost goal was $3.01 per Mcf. As used in the plan, the term “unit cost” means fully-loaded costs, adjusted for factors outside of management’s control (such as severance taxes) and costs which the Board determines should be excluded to permit comparability (such as accounting changes), to arrive at an operating cost number, divided by total actual production. With respect to the production criterion, a 6% increase above the goal results in the payout for that criterion being 200% of target and a decrease of 6% results in the payout being 70% of target. The committee increased the range on the production goal from +/-3% in 2006, to +/-6% in 2007 in order both to increase the payout for production that fell below the goal as well as reduce the payout for production that exceeded the goal. With respect to the unit cost criterion, a 3% decrease below the goal results in the payout for that criterion being set at 200% and an increase of 3% results in the payout being set at 70%. There is no payout for performance below the 70% payout threshold for the production or unit cost criteria. The company factor is determined by calculating the percentage score for each criterion, dividing each score by three and then adding the three quotients together.

Individual Performance Factor.    In the case of our Chief Executive Officer, the Compensation Committee determines his individual performance factor by discussing and reviewing with the Board their assessment of the Chief Executive Officer’s annual performance and his self-assessment of his performance. Each year, our Chief Executive Officer submits to the Compensation Committee his performance goals and objectives for the upcoming year. For 2007, the Compensation Committee accepted the following as his chief individual performance goals and objectives (and related weighting): (i) corporate culture (10%), which involved instilling in management a “tone at the top” in the areas of safety, capital allocation, compensation and internal controls, (ii) financial reporting (25%), which included the full implementation of an exploration and production software platform, successful certification of Sarbanes-Oxley compliance, an expanded investor relations, government affairs and public relations effort, and accurate reporting of financial results (as measured by no accounting or earnings restatements in SEC filings and compliance with CONSOL Energy financial reporting requests), (iii) strategic (25%), which included assessment of alternative financial structures for the Company, creation of a rolling long-range planning process, continual review of acquisition and divestiture opportunities, and continued development of a succession plan for key positions, and (iv) operating and financial performance (40%), which included meeting 2007 safety, production, capital expenditure and unit cost goals, demonstrating the performance of the Company’s new development areas and assessing the Company’s development opportunities.

In the case of our other named executive officers, the individual performance factor has two performance criteria: operations support and position specific goals, which are weighted in the discretion of the Chief Executive Officer. The payout on the individual performance factor can range from 0 to 200%, depending on actual performance as evaluated against the goals and objectives defined by the Chief Executive Officer and reviewed and approved by the Compensation Committee.

Payouts to the named executive officers under the Company’s short-term incentive compensation plan are described on page 41 below under the caption “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables—CNX Gas Short-Term Incentive Compensation Plan.”

Long Term Incentive Compensation Awards for 2007

Long Term Incentive Compensation.    Long-term compensation is intended to compensate named executive officers for the creation of value for the stockholders over time. This intention is generally achieved through the grant of equity-based awards. Prior to October 2006, the Company’s principal form of equity-based, long-term incentive award had been stock options. In 2006, the committee adopted a new program using performance share units, which, in the ordinary course, are paid in cash at the end of a three-year performance period based on the total shareholder return of the Company’s common stock in that period relative to the total shareholder return of the stocks of a peer group of companies. The plan is more fully described below. Under this new program, the committee made awards of performance share units in October 2006 for the October 11, 2006 to December 31, 2009 performance period.

In December 2007, the Compensation Committee adopted and made awards under a long-term incentive compensation program that was substantially similar to the 2006 program, for the performance period from January 1, 2008 through December 31, 2010. An independent subcommittee of the Compensation Committee comprised of those members of the Compensation Committee who are also “outside directors” for purposes of Section 162(m) under the U.S. Internal Revenue Code, was formed and separately approved the program. The adoption of the new program in 2007 was consistent with the committee’s intention in October 2006 to make annual awards with overlapping performance periods.

The program makes awards of performance share units which are paid in cash at the end of the performance period based on total stockholder return—that is, stock price appreciation/depreciation plus dividends—over the three year performance period, compared to the total stockholder return of the stocks of a peer group of companies. The committee believes that this performance criterion directly aligns the interests of the named executive officers and other participants with the interests of our stockholders. Moreover, as implemented, the program provides a significant compensation opportunity, but only for superior performance—that is, participants have the opportunity to earn up to 250% of their target award if total stockholder return exceeds the peer group 90th percentile total stockholder return. Finally, the committee believes that the program serves as a significant retention tool, because each named executive officer must be employed at the time of payment after the end of the three-year performance period in order to receive payment under the program. As noted in 2006 at the time of the first grant of performance share units, the consultants said that it is more common for performance share units to be settled in stock than cash, but they acknowledged that, because CONSOL Energy currently desires to maintain ownership of more than 80% of CNX Gas voting stock, payment of the awards in stock may not be possible. The committee determined to explore that issue more fully with respect to future grants.

The peer group recommended by the compensation consultants and adopted by committee for purposes of comparing the Company’s total stockholder return performance during the performance period is comprised of the following 25 companies: Anadarko Petroleum Corporation; Berry Petroleum Co CL A; Bill Barrett Corp.; Cabot Oil & Gas Corporation; Chesapeake Energy Corporation; Cimarex Energy Co.; Comstock Resources, Inc.; Denbury Resources, Inc.; EOG Resources, Inc.; Equitable Resources, Inc.; Forest Oil Corporation; Newfield Exploration Company; Northwest Natural Gas Company; Penn Virginia Corp.; Petrohawk Energy Corporation; Pioneer Natural Resources Company; Plains Exploration & Production Company; Pogo Producing Company; Quicksilver Resources Inc.; Range Resources Corporation; Southwestern Energy Company; St. Mary Land & Exploration Company; Ultra Petroleum Corp.; Whiting Petroleum Corporation; and XTO Energy Inc. This performance peer group includes all of the companies included in our compensation peer group and others with whom we effectively compete for capital in the market. How well we perform in that competition is measured by our total stockholder return relative to the total stockholder return of those 25 companies. This peer group is slightly different than the performance peer group utilized for purposes of the performance share units granted in October 2006, primarily in that it eliminates entities that were merged or acquired and it eliminates Canadian entities due to possible differences in tax laws and regulatory environment applicable to those entities. For a more complete description of the new long-term incentive plan and awards under it, see “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables—Performance Share Units (New Long-Term Incentive Program) under the Equity Incentive Plan,” below.

In making awards under the program, the committee reviewed the total direct compensation opportunity (base salary, target short-term incentive opportunity and target long-term incentive opportunity) for executives in similar positions at proxy peer group companies. The outside compensation consultants provided the committee with this proxy peer group data, as well as compensation survey data derived from market studies. The peer group consisted of natural gas exploration and production companies similar in size to CNX Gas on the basis of market capitalization and total revenues. This peer group consisted of: Cabot Oil & Gas Corporation; Cimarex Energy Co.; Denbury Resources, Inc.; Equitable Resources, Inc.; Forest Oil Corporation; Newfield Exploration Company; Pioneer Natural Resources Company; Plains Exploration & Production Company; Pogo Producing Company; Quicksilver Resources Inc.; Range Resources Corporation; Southwestern Energy Company; St. Mary Land & Exploration Company; Ultra Petroleum Corp.; and Whiting Petroleum Corporation. Among the 15 companies, CNX Gas ranked eighth in market capitalization and 14th in revenues. Based on the consultant’s recommendation, including management’s input, this compensation peer group was slightly different than the peer group used by the committee April 2007 to set total annual compensation in that several larger companies were added to broaden the range of market capitalization and revenues of companies in the peer group and thereby move CNX Gas closer to the median of the group using those measures.

The committee established a long-term incentive compensation opportunity, expressed as a percentage of base salary, for each named executive officer based on (i) the value of long-term awards paid to executives in similar positions in the peer group, (ii) the recommendations of the outside compensation consultants, (iii) in the case of our named executive officers other than the Chief Executive Officer, the recommendation of the Chief Executive Officer, (iii) the performance of each officer, (iv) the internal value of each officer to the Company, (v) the potential value of the awards to named executive officers under different stock price and relative peer group performance scenarios, and (vi) the estimated total cost of the plan from an accounting point of view, including the accounting treatment of the plan. The committee also noted that the Company did not have a service based, non-qualified retirement plan, such as a supplemental executive retirement plan. The outside compensation consultants also pointed out that both the market in general and the Company’s compensation peers in particular are migrating away from stock options and towards performance-based plans.

The proxy peer group data provided by the outside compensation consultants showed that (i) for the Chief Executive officer, a 375% long-term incentive compensation opportunity (the opportunity awarded by the committee to the Chief Executive Officer in 2006) would be competitive with the 35th percentile of the compensation proxy peer group, and (ii) for the Chief Financial Officer, a 250% long-term incentive compensation opportunity (the opportunity set by the committee in the Chief Financial Officer’s offer letter, consistent with the 2006 award to the General Counsel) would be competitive with the 29th percentile of the compensation proxy peer group. The outside compensation consultants stated that there was insufficient data in the compensation peer group to calculate a percentile ranking for the General Counsel, especially given that his duties had been extended beyond those of a traditional general counsel and that he is viewed as the number two executive in the Company. However, the available data for general counsels suggested that the General Counsel’s total direct compensation, assuming a 250% long-term incentive compensation opportunity (the opportunity awarded by the committee to the General Counsel in 2006), is within market levels. Similarly, because proxy data for comparable companies was only available for the five most highly compensated officers, comparable data was not available for the Senior Vice Presidents given their unique duties within the Company.

Based on all of the foregoing, the independent subcommittee of the Compensation Committee and the Compensation Committee approved the following long-term incentive compensation awards to the executive officers, expressed as a percentage of base salary: Chief Executive Officer, 400%; General Counsel, 300%; Chief Financial Officer, 250%; Senior Vice President-Asset Assessment, 100%, Senior Vice President-Established Business Units, 100% and Senior Vice President-Emerging Business Units, 100%.

Health and Welfare Benefits.    We also provide health and welfare benefits to our named executive officers which are not tied to any individual or corporate performance objectives or goals and are intended to be part of an overall competitive compensation program. For example, we offer health insurance (medical, dental and vision), life insurance, disability insurance and other benefits to our employees generally. The executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed by or paid to the named executive officers under such plans.

Perquisites    At its meeting in April 2007, the Compensation Committee reviewed the perquisites available to the named executive officers. The principal perquisites in which named executive officers are eligible to participate in the discretion of the Chief Executive Officer (for executive officers other than the Chief Executive Officer) are a vehicle allowance of $1,150 per month and financial planning assistance. At the request of the Chief Executive Officer, the committee approved the addition of the payment of up to $5,000 per year in club membership dues for the Chief Executive Officer and, in his discretion, up to $5,000 per year in club membership dues for each of the other named executive officers, as a means of increasing the profile of the Company in the Pittsburgh community and other communities where we do business. The committee’s compensation consultants noted that six of the Company’s 13 proxy peers used for compensation benchmarking purposes and 35% of companies in general industry (based on survey data) pay club membership dues for executive officers. The consultants concluded that providing this perquisite to the Company’s officers would be in line with market practice.

The committee believes that the perquisites we provide our executive officers are reasonable, competitive and consistent with the Company’s overall compensation program. We believe that our perquisites help us retain our executive officers. The named executive officers who participated in these programs in 2007 and the financial benefit to them of participating in these programs are more fully described in the footnotes to the Summary Compensation Table and the narrative section following the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Retirement and Other Post-Employment Benefits.

401(k) Plan.    Our employees, including our executive officers, are entitled to participate in CONSOL Energy’s 401(k) defined contribution plan. The Company contributes an amount to each named executive officer’s and other participant’s account equal to 100% of each participant’s basic contributions up to 6% of each participant’s base salary, subject to applicable federal income tax limits. Effective as of December 31, 2006, this 401(k) plan was amended to provide an additional contribution by the Company of 3% of each eligible participant’s base salary, subject to applicable federal income tax limits. As more fully set forth immediately below in the Section entitled “Pension Plan,” based on an employee’s date of hire, participation in the amended 401(k) plan additional benefit was optional and offered as an alternative to other post-employment benefits under the CNX Gas Employee Retirement Plan. By reason of their respective dates of hire, each of the named executive officers other than Mr. Gibbons and Ms. Craig was offered the option to receive the additional 401(k) contribution benefit. Mr. Johnson elected to receive the additional benefit in lieu of the other post-employment benefits described below. None of Messrs. DeIuliis, Onifer or Albert elected to receive the additional 401(k) contribution benefit. Mr. Gibbons and Ms. Craig receive the additional benefit automatically by reason of their date of hire.

Pension Plan.    To provide our employees with substantially similar pension benefits to those which they had as CONSOL Energy employees, we adopted the CNX Gas Employee Retirement Plan (the “Retirement Plan”). After January 1, 2006, our employees’ pension benefits are calculated and paid pursuant to the Retirement Plan as more fully described in the narrative section following the Pension Benefits Table. Our employees hired prior to August 1, 2004, including our named executive officers, have benefits under the CONSOL Energy Employee Retirement Plan in connection with their prior service with CONSOL Energy.

Benefits under the Retirement Plan are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years (“Covered Compensation”). “Average monthly pay” for this purpose includes regular compensation and does not include annual short term incentive compensation amounts or other bonuses or compensation in excess of limits imposed by the U.S. Internal Revenue Code. Covered Compensation for CNX Gas’ named executive officers is reflected in the “Salary” column of the Summary Compensation Table (up to $225,000, the 2007 limit imposed by the U.S. Internal Revenue Code).

Effective as of December 31, 2006, in light of recent changes in the law regarding defined benefit pension plans and the volatility of the funding obligations associated with such pension plans, CNX Gas amended the Retirement Plan as part of an effort to transition its retirement benefit program from a defined benefit arrangement to a defined contribution plan arrangement. Pursuant to the amendment, participants in the Retirement Plan who were hired by CNX Gas on or before December 31, 2005, or who were otherwise employed by CONSOL Energy (or an affiliate) immediately prior to the date of hire by CNX Gas to the extent hired by CNX Gas after December 31, 2005, will have an option to remain in the Retirement Plan or have their benefits under the Retirement Plan frozen as of December 31, 2006 and thereafter accrue benefits under the amended 401(k) plan described above in the Section entitled “401(k) Plan”. The amendment also provided that Retirement Plan participants who were not employed by CONSOL Energy (or an affiliate) immediately prior to the date of hire by CNX Gas and were hired by CNX Gas between January 1, 2006 and December 31, 2006 will have their benefits under the Retirement Plan frozen effective December 31, 2006 and will, effective January 1, 2007, begin to accrue benefits under CNX Gas’s amended 401(k) plan. Finally, the amendment provided that all employees not eligible to participate in the Retirement Plan on December 31, 2006 and all employees hired by CNX Gas on or after January 1, 2007 will not be eligible to participate in the Retirement Plan, but if otherwise eligible, will accrue benefits under CNX Gas’ amended 401(k) plan.

Messrs. DeIuliis, Onifer and Albert each elected to remain in the Retirement Plan. As stated above, Mr. Johnson elected to have his benefits under the Retirement Plan frozen as of December 31, 2006 and thereafter accrue benefits under the amended 401(k) plan. Mr. Gibbons and Ms. Craig were automatically enrolled in the amended 401(k) plan by reason of their dates of hire.

Severance Arrangements

CNX Gas Change in Control Severance Agreements.    CNX Gas has entered into change in control severance agreements with each named executive officer; these agreements are more fully described under the section entitled “Understanding the Employment Termination or Change in Control Tables” in this proxy statement. These agreements provide for severance compensation in the event that the officer’s employment terminates without cause or for good reason following a change in control of the Company or CONSOL Energy. The purpose of these agreements is to:

•	Ensure that the actions and recommendations of the senior management of the Company with respect to a possible or actual change in control of the Company are in the best interests of the Company and all of its stockholders, and are not influenced by their own personal interests concerning their continued employment status after the change in control.

•	Reduce the distraction regarding the impact of an actual or potential change in control on the personal situation of the named executive officer.

The Compensation Committee believes that the terms of these agreements are competitive and appropriate for our named executive officers and at the time were consistent with CONSOL Energy’s practices. The change in control severance agreements provide that each named executive officer party to such an agreement will receive severance benefits if his or her employment is terminated or constructively terminated after, or in connection with, a change in control (as defined therein and which includes a change in control of CONSOL Energy). Under such circumstances, the named executive officers would be entitled, among other severance payments and benefits, to a lump sum cash payment equal to (i) a multiple of such named executive officer’s base pay plus (ii) a multiple of such named executive officer’s incentive pay. The multiple for the Chief Executive Officer is 2.5, and for the other executive officers is 2.0. The change in control severance agreements also provide that all CNX Gas and CONSOL Energy equity granted to such named executive officer will become fully vested and/or exercisable on the date the change in control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. Further, if it is determined that any payment by the Company to or for such named executive officer’s benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the U.S. Internal Revenue Code, the Company will: (a) in the case of the Chief Executive Officer and the Executive Vice President and General counsel, pay to him a “gross-up payment,” subject to some limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the U.S. Internal Revenue Code, and any tax imposed upon the gross-up payment, will be equal to the payment; and (b) in the case of all other executive officers party to a change-in-control severance agreement, apply a limitation on any payment such that the payment will not be subject to the limitation of deduction under section 280G of the U.S. Internal Revenue Code. To protect the Company’s business interests, the change in control severance agreements also contain confidentiality obligations, a one-year non-competition covenant and a two-year non-solicitation covenant.

Severance Pay Plan.    Our named executive officers are eligible to receive benefits under CONSOL Energy’s Severance Pay Plan for Salaried Employees (hereinafter referred to as the “Severance Pay Plan”), which is more fully described under the section entitled “Executive Compensation and Stock Option Information—Understanding the Employment Termination or Change in Control Tables” beginning on page 52 of this proxy statement. This plan is maintained by CONSOL Energy primarily for employee retention purposes and provides payment to eligible employees who are terminated because of a reduction in work force or because of being replaced by employees returning from leaves of absence. All full-time salaried employees of CONSOL Energy and its subsidiaries are eligible for coverage under the plan under the terms and conditions provided therein. In the event of a termination of a named executive officer’s employment with the Company, under the circumstances described in the plan, such named executive officer would be entitled to one week’s compensation from the Company for each completed full year of continuous service with CONSOL Energy and its subsidiaries up to a maximum of 25 weeks of compensation during such named executive officer’s lifetime.

Tax Considerations.

The Compensation Committee has considered the impact of the applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements. As described below, in some instances, applicable tax laws impose potential penalties on such compensation and/or result in a loss of deduction to the Company for such compensation.

Section 409A.    Participation in, and compensation paid under, the Company’s plans, arrangements and agreements may, in some instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the U.S. Internal Revenue Code. Generally, to the extent that the Company’s plans, arrangements and agreements fail to meet the requirements under Section 409A of the U.S. Internal Revenue

Code, compensation earned thereunder may be subject to immediate taxation and tax penalties. It is the intent of the Company that its plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the U.S. Internal Revenue Code.

Section 162(m).    With some exceptions, Section 162(m) of the U.S. Internal Revenue Code limits the Company’s deduction for compensation in excess of $1 million paid to specified covered employees (generally the Company’s Chief Executive Officer and the Company’s other named executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The committee reserves the discretion to provide compensation that is both market and performance-based. Awards under the short-term incentive compensation program generally do not satisfy the criteria of being performance-based awards under Section 162(m) of the U.S. Internal Revenue Code, and, therefore, may not qualify for deduction. Some awards under the Plan, such as stock options and performance share unit awards, are intended to qualify for deduction under Section 162(m) of the U.S. Internal Revenue Code. While the committee considers the tax impact of any compensation arrangement, the committee evaluates such impact in light of our overall compensation philosophy. The committee reserves the right to approve non-deductible compensation if the committee believes it is in the best interests of our stockholders. Additionally, if any provision of a program or award that is intended to be performance-based, within the meaning of Section 162(m) of the U.S. Internal Revenue Code, is later found to not satisfy the conditions of Section 162(m), the Company’s ability to deduct such compensation may be limited.

Section 280G.    In addition, if a change in control of the Company causes compensation, including performance-based compensation, or awards, including but not limited to options or units, to be paid or accelerate in vesting, a covered employee could, in some cases, be considered to have received “parachute payments” within the meaning of Section 280G and Section 4999 of the U.S. Internal Revenue Code. Pursuant to Section 4999, a covered employee can be subject to a 20% excise tax on excess parachute payments. Similarly, under Section 280G of the U.S. Internal Revenue Code, the Company is denied a deduction for excess parachute payments. As indicated above, the Company and its subsidiaries have entered into change in control agreements whereby, if it is determined that any payment or distribution by the Company to or for the covered employee’s benefit would constitute an “excess parachute payment,” the Company will pay to the covered employee a gross-up payment, subject to some limitations, such that the net amount retained by the disqualified person after deduction of any excise tax imposed under Section 4999 of the U.S. Internal Revenue Code, and any tax imposed upon the gross- up payment, will be equal to such payments or distributions. As set forth above, these gross-up payments are only available to the Chief Executive Officer and the Executive Vice President and General Counsel. Gross-up payments will not be deductible by the Company. The Compensation Committee believes that the inclusion of a gross-up provision in the change in control agreements is competitive and was consistent with CONSOL Energy’s practices at the time the agreements were approved. Further, it allows the Company to provide those executives with the intended level of severance benefits without regard to the impact of the excise tax.

Executive Compensation

SUMMARY COMPENSATION TABLE (2007)

The following table discloses the compensation for our named executive officers—Mr. Nicholas J. DeIuliis, the principal executive officer of CNX Gas, Gary J. Bench, who served as the principal financial officer of CNX Gas through February 28, 2007, Mark D. Gibbons, who served as the principal financial officer of CNX Gas from March 1, 2007 until February 19, 2008, and the other three most highly compensated executive officers of CNX Gas or its subsidiaries who were serving as executive officers at the fiscal year ended December 31, 2007 and whose total compensation (other than items disclosed under column (h) below) exceeded $100,000. The following table also includes Ronald E. Smith, who served as the Executive Vice President and Chief Operating Officer of CNX Gas until his retirement on March 23, 2007, and who, had he been serving as an executive officer at the fiscal year ended December 31, 2007, would have been the among the five most highly compensated executive officers of CNX Gas.

	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compen- sation(2) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
Nicholas J. DeIuliis(4)	2007	495,769	—	783,134	907,706	755,300	839	48,954	(5)	2,991,702
President and Chief Executive Officer	2006	432,692	—	225,952	729,927	747,000	6,180	53,676	(5)	2,195,427

Mark D. Gibbons Former Senior Vice President & Chief Financial Officer	2007	206,731	—	261,488	—	—	—	31,651	(6)	499,870

Stephen W. Johnson	2007	276,154	—	301,922	207,637	248,385	—	46,188	(7)	1,080,286
Executive Vice President and General Counsel	2006	225,769	—	95,561	157,636	183,938	4,082	41,588	(7)	708,574

J. Michael Onifer Senior Vice President—Established Business Units	2007	197,923	—	56,407	54,919	210,375	52,578	13,924	(8)	586,126

Randall M. Albert Senior Vice President—Emerging Business Units	2007	195,769	—	54,302	51,224	202,875	45,855	12,793	(9)	562,818

Ronald E. Smith	2007	155,769	—	—	354,667	—	3,827	13,229	(10)	527,492
Former Executive Vice President & Chief Operating Officer	2006	393,077	—	133,895	1,104,676	490,500	9,567	38,273	(10)	2,169,988

Gary J. Bench	2007	140,385	—	53,415	201,004	16,800	17,970	20,549	(11)	450,123
Former Senior Vice President & Chief Financial Officer	2006	206,154	—	73,642	205,170	142,065	36,757	39,112	(11)	702,900

(1)	The values set forth in these columns are based on the compensation cost recognized in 2006 and 2007 for financial statement reporting purposes and computed in accordance with FAS 123R (disregarding any estimate of forfeitures related to service-based vesting conditions). A discussion of the relevant assumptions made in the valuation may be found in CNX Gas’ financial statements, footnotes to the financial statements, or Management’s Discussion & Analysis, as appropriate, in CNX Gas’ Annual Reports on Form 10-K for the years ended December 31, 2006 and 2007 respectively.
(2)	Under the CNX Gas Short-Term Incentive Compensation Plan (the “STIC”), the relevant performance measures are satisfied in 2006 and 2007 and thus reportable in 2006 and 2007, as applicable.
(3)	Amounts reflect the actuarial increase in the present value of the named executive officer’s benefits under the CNX Gas Retirement Plan determined using the interest rate and mortality rate assumptions consistent with those used in CNX Gas’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2006 and 2007 respectively. This increase includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Amounts do not include, for Messrs. DeIuliis, Onifer, Albert, Smith and Bench, the actuarial increase in present value under the CONSOL Energy Retirement Plan.
(4)	Mr. DeIuliis does not receive any compensation from CNX Gas in connection with his service as a director on its Board.

(5)	Personal benefits include an annual vehicle allowance, financial planning and club membership (with an associated tax gross-up). The 2006 and 2007 totals also include $13,200 and $12,981 respectively in matching contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan.
(6)	Personal benefits include financial planning and club membership (with an associated tax gross-up). The 2007 total also includes $9,865 in matching contributions and $5,452 in qualified non-elective contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan.
(7)	Personal benefits include an annual vehicle allowance, financial planning and club membership (with an associated tax gross-up). The 2006 and 2007 totals also include $11,123 and $13,500 respectively in matching contributions and $6,750 in qualified non-elective contributions (for 2007 only) paid by CNX Gas under CONSOL Energy’s 401(k) plan.
(8)	Personal benefits include the use of a Company vehicle and a one-time safety related bonus of $500. The 2007 total also includes $11,818 in matching contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan.
(9)	Personal benefits include the use of a Company vehicle and a one-time safety related bonus of $500. The 2007 total also includes $11,688 in matching contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan.
(10)	Personal benefits include an annual vehicle allowance and financial planning (with an associated tax gross-up). The 2006 and 2007 totals also include $13,200 and $3,635 respectively in matching contributions paid by CNX Gas under CONSOL Energy’s 401(k).
(11)	During the time he served as the Company’s Senior Vice President and Chief Financial Officer, Mr. Bench’s personal benefits included an annual vehicle allowance and financial planning (with an associated tax gross-up). Following his change in position, Mr. Bench also received a one-time safety related bonus of $500 in 2007. The 2006 and 2007 totals also include $11,862 and $8,585 respectively in matching contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan.

GRANTS OF PLAN-BASED AWARDS (2007)

The following table sets forth each grant of awards made to a named executive officer in the 2007 fiscal year under plans established by CNX Gas.

Name (a)	Grant Date (b) (3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Nicholas J. DeIuliis		364,000	520,000	1,040,000
	01/01/08				33,451	66,902	167,255				2,079,983

Mark. D. Gibbons		87,500	125,000	250,000
	02/19/07				12,420	24,841	62,103				625,000
	01/01/08				10,051	20,102	50,255				624,971

Stephen W. Johnson		121,800	174,000	348,000
	01/01/08				13,991	27,983	69,958				869,991

J. Michael Onifer		105,000	150,000	300,000
	01/01/08				4,020	8,041	20,103				249,995

Randall M. Albert		105,000	150,000	300,000
	01/01/08				4,020	8,041	20,103				249,995

Gary J. Bench		16,800	24,000	48,000
	01/01/08				578	1,157	2,893				35,971

(1)	Awards were earned, and payments made, under the STIC. The amounts reflect threshold (70%), target (100%) and maximum (200%) performance levels.
(2)	These columns report the number of performance share units that may be earned based on the awards granted to the named executive officers under the 2008 Long-Term Incentive Program of the Plan (and with respect to Mr. Gibbons only, the 2007 Long-Term Incentive Program of the Plan). The amounts reflect threshold (50%), target (100%), and maximum (250%) performance levels.
(3)	For the awards with a grant date of 01/01/08, the Compensation Committee and Board of Directors took action on the grants described in columns (f), (g) and (h) on December 10, 2007. With respect to the award to Mr. Gibbons with a grant date of 02/19/07, the Compensation Committee and the Board of Directors took action effective January 3, 2007.

Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreements.    None of Messrs. DeIuliis, Johnson, Gibbons, Onifer, Albert or Bench has an employment agreement with CNX Gas; however, each of Messrs. Johnson and Gibbons was provided an offer letter setting forth his initial compensation arrangements with CNX Gas. After discussion with Mr. DeIuliis, the Board determined that the initial terms and conditions of Mr. DeIuliis’ employment were adequately set forth in CNX Gas’ Offering Memorandum for our 2005 sale of common stock which reflected the oral understanding regarding then current terms and conditions of Mr. DeIuliis’ employment and therefore an offer letter from CNX Gas to Mr. DeIuliis was not necessary.

On January 24, 2007, Mr. Bench resigned his office as CNX Gas’ Senior Vice President and Chief Financial Officer, effective February 28, 2007. Mr. Bench continued as our employee in the position of Director of Tax and Treasury. In connection with his change of position, Mr. Bench agreed to, among other terms, surrender options to purchase 16,531 shares of common stock and 18,892 performance share units effective February 28, 2007.

On February 19, 2008, Mr. Gibbons, our Senior Vice President and Chief Financial Officer, left the Company and therefore no longer served as principal financial officer as of that date.

Effective as of February 19, 2008, William J. Lyons, a current director of the Company and Chief Financial Officer of CONSOL Energy began performing the functions of the Company’s principal financial officer and principal accounting officer. Mr. Lyons is not being compensated by the Company for his services in this role. We do not have an employment agreement with Mr. Lyons with respect to his performance of these functions.

Stock Options Awarded Under the Equity Incentive Plan.    CNX Gas did not award any stock options to any named executive officer in 2007. Prior grants of stock options were made to the named executive officers under the Plan. The exercise price per share of each stock option award granted to a named executive officer is the fair market value of the Company’s common stock on the grant date. The options granted to the named executive officers during 2005 vest in four equal installments on the first four anniversaries of the grant date while the options granted to the named executive officers during 2006 vest in their entirety on the third anniversary of the grant date. Subject to the provisions of the particular option agreement and the Plan, the holder of the option may exercise all or any part of the vested portion of the option at any time prior to the tenth anniversary of the grant date, which is the expiration date. Options granted under the Plan are not transferable and may not be assigned or otherwise transferred or encumbered by the holder of the option, except by will or the laws of descent and distribution. For a description of the employment termination, change in control and restrictive covenant provisions of the option awards, see “Understanding the Employment Termination or Change in Control Tables.”

Restricted Stock Units Awarded under the Equity Incentive Plan.    CNX Gas did not award any restricted stock units to any named executive officer in either 2006 or 2007. Restricted stock units (including the associated dividend equivalent rights) were awarded to Mr. Johnson under the Plan in 2005. The restricted stock unit award entitles him to receive shares of the Company’s common stock in a series of installments over his period of continued service with the Company. Each unit represents the right to receive one share of common stock following the vesting date of that unit.

Mr. Johnson’s restricted stock units vest in four successive equal annual installments upon his completion of each year of continued service with the Company over the 4-year period measured from the award date. Prior to actual receipt of shares which have vested, Mr. Johnson may not transfer any interest in his award or the underlying shares or pledge or otherwise hedge the sale of those shares. However, the right to receive any shares which have vested but remain unissued at the time of his death may be transferred pursuant to the provisions of a will or the laws of inheritance.

Mr. Johnson is not entitled to stockholder rights until he becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on the Company’s common stock at a time when unissued shares of such common stock are subject to an award, then the number of shares subject to the award will automatically be increased by an amount determined in accordance with a pre-established formula. The additional shares resulting from such calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award. In the event of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other similar change affecting the Company’s outstanding common stock as a class without the Company’s receipt of consideration, the number and/or class of securities subject to the award will be appropriately adjusted to preclude any dilution or enlargement of the holders’ rights under the award.

Performance Share Units (New Long-Term Incentive Program) under the Equity Incentive Plan.    On December 10, 2007, the Board approved and adopted, upon the recommendation and approval of an independent subcommittee of the Compensation Committee, a new program under the Plan effective January 1, 2008 called the 2008 Long-Term Incentive Program; as described above in the section entitled “Compensation Discussion and Analysis” this program is for the performance period January 1, 2008 through December 31, 2010, and is substantially similar to the 2006 program. The named executive officers were awarded the following number of performance share units (which we refer to as “units”) at target: (i) for the Chief Executive Officer, an award of 66,902 units, (ii) for the Chief Financial Officer, an award of 20,102 units, (iii) for the former Chief Financial Officer, an award of 1,157 units, (iv) for the General Counsel, an award of 27,983 units; (v) for the Senior Vice President—Established Business Units, an award of 8,041 units; and (vi) for the Senior Vice President—Emerging Business Units, an award of 8,041 units.

Summary Description of the Awards and the New Long-Term Incentive Program.    Each named executive officer and other participants can be awarded a number of performance share units, including dividend rights, that are equal to: (i) the target cash value of the award as so determined, divided by (ii) the average closing price of a share of CNX Gas’ common stock for the ten trading days prior to the grant date.

The performance share unit award agreements include a change in control provision which provides that in the event of a change in control of the Company, the value of the units will be distributed in cash on the closing date of the change in control transaction. The value of such awards will be determined as of the closing date of the transaction with the closing date of such transaction being deemed the last day of the performance period and calculated in accordance with the program’s formula. The committee approved of this term so that if management created value for the stockholders in connection with a change in control transaction, the named executive officers would also participate and be rewarded for creating that value as contemplated by the program.

The units will be forfeited and cancelled in the event (i) a named executive officer’s employment with Company or any affiliate terminates prior to the applicable payment date for any reason other than death or disability of the participant, whether or not payable, without payment by the Company or any affiliate or (ii) a named executive officer breaches the confidentiality or two-year non-competition or non-solicitation provisions of the program. If a named executive officer’s employment with the Company or any affiliate is terminated due to death or disability during the performance period, such named executive officer will be entitled to a prorated portion of the units, to the extent earned pursuant to the provisions of the program, determined at the end of the performance period and based on the ratio of the number of complete months the named executive officer is employed or serves during the performance period to the total number of months in the performance period (or the number of remaining months in the performance period if such named executive officer is admitted after the start of the performance period).

Upon being selected to participate, each participant is awarded a number of performance share units. The performance share units represent a contingent right to receive a cash payment, determined by reference to the value of one share of CNX Gas common stock, if such performance share unit is earned and becomes payable pursuant to the terms of the program. The total number of performance share units earned, if any, by a participant is based on CNX Gas’ total stockholder return relative to the total stockholder return of each company in a peer group of companies for the period of January 1, 2008 to December 31, 2010.

A determination of total stockholder return for the performance period described above will be calculated as follows: (i) a beginning point will be established for the Company and each company in the peer group which will be defined as one share of stock with a value equal to the average closing price as reported in The Wall Street Journal for the ten (10) business day period beginning on January 1, 2008 for each company, (ii) dividends paid for each company will be cumulatively added to the beginning point as additional shares of such company’s stock (using the closing price on the last business day of the month in which the record date for the dividend occurs as the basis for determining the number of shares to be added), (iii) an ending point will be defined and will include total units held for each company at such ending point multiplied by the average closing stock price as reported in The Wall Street Journal for the last ten (10) business days of the performance period for each company (if a “change in control” as defined in the Plan occurs, the ending point will be defined as the total units held at the ending time multiplied by the average of the closing price as reported in The Wall Street Journal for the ten (10) business days preceding the closing of the change in control transaction), (iv) total stockholder return will be expressed as a percentage and is calculated by dividing the ending point by the beginning point and then subtracting 1 from the result (each company, including CNX Gas, will be ranked in descending order by the total stockholder return so calculated), (v) the performance share units earned by a participant will be determined by multiplying the participant’s units initially granted by the applicable “Percent of Performance Share Units Earned” that corresponds to CNX Gas’ “Percentage Ranking in Total Stockholder Return” for the performance period, as shown in the schedule shown below.

OUTCOME RELATIVE TO PEER GROUP

Level of Performance	Percentage Ranking in Total Stockholder Return	Percent of Performance Units Earned
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	50%
Target	50th percentile	100%
Outstanding	75th percentile	200%
Maximum	90th percentile or greater	250%

Note:	Interpolation between points will be made on a straight line basis. Below the 25th percentile and above the 90th percentile, there will be no interpolation.

After the end of the performance period, the independent subcommittee of CNX Gas’ Compensation Committee will certify in writing the extent to which the performance condition and any other material terms of the long-term incentive program have been achieved. Any performance share units earned by a participant will be settled and paid in cash by the Company or its affiliates, as applicable, with the amount calculated to be based on each performance share unit being equal in value to a corresponding share of CNX Gas common stock on the last day of the performance period.

For a description of the employment termination, change in control, and restrictive covenant provisions of the Long-Term Incentive Program, see “Understanding the Employment Termination or Change in Control Tables.”

CNX Gas Short-Term Incentive Compensation Plan.    The CNX Gas Short-Term Incentive Compensation Plan has a threshold level of net income which must be achieved for incentive payments to be made pursuant to the program. For 2007, the net income threshold was $75 million, which was achieved. Subject to the compensation committee’s discretion to reduce or eliminate amounts otherwise payable, if the threshold level of net income is achieved, incentive payments are paid with respect to the program based on: (1) company performance criteria consisting of (a) safety, (b) unit cost and (c) production; and (2) the achievement of individual performance goals. The actual bonuses earned are then determined by comparing (1) CNX Gas’ actual performance during fiscal year 2007 against the target performance goals for each of the above mentioned criteria and (2) the employee’s actual performance against his or her individual performance goals.

In 2007, our Compensation Committee approved short-term incentive compensation opportunities for each of our named executive officers. In 2008, our Compensation Committee authorized the payment of annual incentive (i.e., non-equity incentive plan compensation) awards with respect to service in 2007 to Messrs. DeIuliis, Johnson, Onifer and Albert; these awards are set forth in the Summary Compensation Table above. The amount of compensation paid was based on a pre-established percentage of base salary multiplied by a performance score, which was determined based on an evaluation of Company and individual performance for fiscal year 2007. Under the 2007 STIC, the Compensation Committee has the right, in its discretion, to reduce or eliminate the amounts otherwise payable based on individual performance or any other factors that the Committee, in its discretion, deems appropriate; in 2008, the Compensation Committee exercised its negative discretion under the 2007 STIC and declined to authorize any annual incentive award to Mr. Gibbons under the STIC in respect of service in 2007.

At its meeting of February 7, 2008, the Compensation Committee confirmed and ratified the company factor under the 2007 STIC at 127%, based on the following data from 2007 (each criteria weighted equally):

Criteria	Target	Result	Raw Score	Weighted Score (1/3)
Safety	Zero lost time accidents	Zero lost time accidents	200%	66.7%
Production	64.4 Bcf	62.0 Bcf(1)	81%	27.0%
Unit Cost	$3.01 per Mcf	$3.01 per Mcf(1)(2)	100%	33.3%
Total Company Performance Factor:				127%

(1)	Adjusted for deferral of 3.7 Bcf of production resulting from the temporary idling of the CONSOL Energy Buchanan Mine in 2007.
(2)	The following table reconciles the operating cost number used for purposes of the short-term incentive plan with the total cost number for 2007 as determined in accordance with generally accepted accounting principles.

(In Thousands)
Total Costs	$256,315
Severance Taxes	(12,672)
Royalty Interests’ Gas Costs	(40,305)
Costs of Purchased Gas	(7,327)
Incentive Compensation Accruals	(11,153)
Interest Expense	5,090
Equipment Depreciation Acceleration	(3,205)
Operating Costs for Short-Term Incentive Plan Purposes	$186,743

With respect to Mr. DeIuliis, the Compensation Committee determined at its meeting of February 7, 2008, based on the goals and objectives that Mr. DeIuliis presented and the Compensation Committee accepted on February 26, 2007, that Mr. DeIuliis’ individual performance factor under the 2007 STIC was 200%. Mr. DeIuliis’ short-term opportunity was 100% of his 2007 base salary figure of $520,000.

With respect to each of Messrs. Johnson, Gibbons, Onifer and Albert, respectively, Mr. DeIuliis recommended to the Compensation Committee at its meeting of February 7, 2008, and the Compensation Committee accepted, the following individual performance factors under the 2007 STIC: Mr. Johnson—190%; Mr. Gibbons—0%; Mr. Onifer—180%; and Mr. Albert—160%. Mr. Johnson’s short-term opportunity was 60% of his 2007 base salary figure of $290,000. Mr. Gibbons’ short-term opportunity was 50% of his 2007 base salary figure of $250,000. Mr. Onifer’s short-term opportunity was 60% of his 2007 base salary figure of $250,000. Mr. Albert’s short-term opportunity was 60% of his 2007 base salary figure of $250,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END (2007)

The following table set forth all unexercised options and restricted stock unit and performance share unit awards that have not vested which have been awarded to our named executive officers by CNX Gas and that are outstanding as of December 31, 2007.

	Outstanding Equity Awards at Fiscal Year-End (2007)—CNX Gas
	Option Awards					Stock Awards(1)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($) (j)
Nicholas J. DeIuliis	140,740	140,741	—	16.00	8/8/2015	—	—	—	—
	—	162,768	—	28.50	4/28/2016	—	—	—	—
	—	—	—	—	—	—	—	36,653	1,171,063
	—	—	—	—	—	—	—	33,451	1,068,759
Mark D. Gibbons	—	—	—	—	—	—	—	12,420	396,819
								10,051	321,129
Stephen W. Johnson	21,666	21,668	—	16.00	9/01/2015	1,485	47,446	—	—
	—	45,779	—	28.50	4/28/2016	—	—	—	—
	—	—	—	—	—	—	—	13,575	433,721
								13,991	447,042
J. Michael Onifer	12,500	12,500	—	16.00	8/8/2015	—	—	—	—
	—	6,613	—	28.50	4/28/2016	—	—	—	—
	—	—	—	—	—	—	—	2,640	84,348
	—	—	—	—	—	—	—	4,020	128,439
Randall M. Albert	11,111	11,111	—	16.00	8/8/2015	—	—	—	—
	—	6,613	—	28.50	4/28/2016	—	—	—	—
	—	—	—	—	—	—	—	2,541	81,185
	—	—	—	—	—	—	—	4,020	128,439
Ronald E. Smith	133,332	133,335	—	16.00	8/8/2015	—	—	—	—
	—	76,298	—	28.50	4/28/2016	—	—	—	—
Gary J. Bench	39,536	39,538	—	16.00	8/8/2015	—	—	—	—
	—	29,248	—	28.50	4/28/2016	—	—	—	—
	—	—	—	—	—	—	—	2,500	79,875
	—	—	—	—	—	—	—	578	18,467

(1)	The following is the vesting information for CNX Gas option awards granted under the Plan:

CNX Gas Options

Name	Vesting Date	Number of Shares
DeIuliis	8/8/2008 4/28/2009 8/8/2009	70,370 162,768 70,371

Gibbons	N/A	N/A

Johnson	9/1/2008 4/28/2009 9/1/2009	10,833 45,779 10,835

Name	Vesting Date	Number of Shares

Onifer	8/8/2008 4/28/2009 8/8/2009	6,250 6,613 6,250

Albert	8/8/2008 4/28/2009 8/8/2009	5,555 6,613 5,556

Smith	8/8/2008 4/28/2009 8/8/2009	66,667 76,298 66,668

Bench	8/8/2008 4/28/2009 8/8/2009	19,768 29,248 19,770

(2)	The following is the vesting information for CNX Gas restricted stock units granted under the Plan:

Name	Vesting Date	Number of Units
Johnson	9/1/2008 9/1/2009	742 743

(3)	This value was determined by multiplying the closing market price of CNX Gas’ common stock on December 31, 2007 ($31.95 per share) by the number of shares underlying the award.
(4)	Total number of performance share units reported in this column is based on achieving threshold performance goals.

OPTION EXERCISES AND STOCK VESTED (2007)

The following table set forth information concerning each exercise of CNX Gas stock options and the vesting of restricted stock units of CNX Gas held by the named executive officers of CNX Gas.

Option Exercises and Stock Vested (2006)—CNX Gas Equity
	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Nicholas J. DeIuliis	—	—	—	—
Mark D. Gibbons	—	—	—	—
Stephen W. Johnson	—	—	742	19,774	(1)
Mark D. Gibbons	—	—	—	—
J. Michael Onifer	—	—	—	—
Randall M. Albert	—	—	—	—
Ronald E. Smith	—	—	—	—
Gary J. Bench	—	—	—	—

(1)	The restricted stock units vested on September 1, 2007 and the closing market price of CNX Gas’ common stock on that date was $26.65 per share.

PENSION BENEFITS

The following table sets forth information with respect to each plan that provides for specified retirement payments or other benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans, but excluding defined contribution plans.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1) ($) (d)		Payments During Last Fiscal Year ($) (e)
Nicholas J. DeIuliis	CNX Gas Corporation Employee Retirement Plan	2	7,019		—

Mark D. Gibbons	N/A	N/A	N/A		N/A

Stephen W. Johnson	CNX Gas Corporation Employee Retirement Plan	1	3,979	(2)	—

J. Michael Onifer	CNX Gas Corporation Employee Retirement Plan	2	112,917		—

Randall M. Albert	CNX Gas Corporation Employee Retirement Plan	2	94,619		—

Ronald E. Smith	CNX Gas Corporation Employee Retirement Plan	1.25	12,661		733

Gary J. Bench	CNX Gas Corporation Employee Retirement Plan	2	54,727		—

(1)	Accumulated benefit earned through December 31, 2007 computed using FAS87 assumptions as stated in CNX Gas Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
(2)	Mr. Johnson elected to have his benefits under the Retirement Plan frozen as of December 31, 2006 and thereafter accrue benefits under the amended 401(k) plan.

Understanding Our Pension Benefits Table

CNX Gas Corporation Employee Retirement Plan.    CNX Gas maintains the CNX Gas Corporation Employee Retirement Plan (as amended and in effect, the “CNX Gas Retirement Plan”), a non-contributory retirement plan, for the benefit of salaried employees of CNX Gas. Messrs. DeIuliis, Johnson, Onifer, Albert, Smith and Bench are participants in the CNX Gas Retirement Plan. Full-time (or those who have completed 1,000 or more hours of service during a 12-month consecutive period beginning on the employment date) salaried employees who have completed five years of employment with CNX Gas or CONSOL Energy, earn the right to receive certain benefits upon retirement at the normal retirement age of 65. Payments commencing prior to age 65 are reduced on an actuarial equivalent basis. Payment under the plan may not commence prior to age 50 except in the event of an Incapacity Retirement as described below.

•

Incapacity Retirement:    Employees who have attained age 40 with at least ten years of service who are deemed disabled and consequently receive a social security disability award proving the disability occurred while engaged in employment with CNX Gas are eligible for an incapacity retirement resulting in an unreduced benefit, payable in the form of an annuity, commencing the month following termination. In the event of disability, Messrs. Onifer, Albert and Bench would qualify for an incapacity retirement under the CNX Gas Retirement Plan as of December 31, 2007.

•

Separation Retirement:    Employees who terminate employment with five years or more of service prior to attaining age 50 or have attained age 50 but have fewer than ten years of service upon termination qualify for a separation retirement. Payment of the accrued vested benefit is payable at an amount reduced for age beginning at age 50 or the full benefit may be paid at age 65. Each of Messrs. DeIuliis and Bench is eligible for Separation Retirement under the CNX Gas Retirement Plan.

•

Early Retirement:    Employees who have completed ten or more years of service and are age 50 or older upon termination are eligible for early retirement. If eligible for early retirement, an employee may elect to defer payment to age 65 or elect to begin payment the first of any month up to age 65, subject to a reduction for age as mentioned above. Messrs. Onifer and Albert are eligible for early retirement under the CNX Gas Retirement Plan. Upon his retirement in 2007, Mr. Smith qualified for early retirement under the CNX Gas Retirement Plan.

•

Normal Retirement:    Employees who terminate employment with five or more years of service and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination.

Pension benefits for salaried employees under the CNX Gas Retirement Plan, as amended, are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years, which is referred to as the covered compensation. Average monthly pay for this purpose includes regular compensation but excludes compensation in excess of limits imposed by the federal Internal Revenue Code. Such covered compensation is reflected in the “Salary” column of the Summary Compensation Table (up to $225,000).

Employees who were employees of CONSOL Energy hired prior to August 1, 2004, including our named executive officers, have benefits under the CONSOL Energy Inc. Employee Retirement Plan. Compensation earned by employees of CNX Gas on and after January 1, 2006 is included in determining the employee’s final average compensation for purposes of calculating retirement benefits attributable to service earned prior to January 1, 2006 under the CONSOL Energy Retirement Plan to the extent that the final average compensation does not increase by more than 4.25% per year from January 1, 2006 onward. Subject to limits imposed by the federal Internal Revenue Code, benefits attributable to this prior service due to increases in the final average compensation earned on and after January 1, 2006 which exceed the 4.25% per year threshold are paid under the CNX Gas Employee Retirement Plan. This applies only to those CNX Gas Corporation employees who were previously employed by CONSOL Energy Inc. prior to August 1, 2004 and eligible to participate in the

CONSOL Energy Inc. Employee Retirement Plan. Messrs. DeIuliis, Onifer, Albert and Bench are eligible for this additional compensation growth under the CONSOL Energy Inc. Employee Retirement Plan.

The portion of accrued pension benefit earned under the CNX Gas Retirement Plan is payable in the form of a single life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity (effective January 1, 2008) or 100% joint and survivor annuity.

It is CNX Gas’ intent to freeze benefit accruals under the CNX Gas Retirement Plan as of December 31, 2016 at which time all employees in the Plan will begin to accrue benefits under the CNX Gas amended 401(k) plan (see detailed description of this plan in the section entitled “Executive Compensation and Stock Option Information—Compensation Discussion and Analysis—Retirement and Other Post-Employment Benefits—401(k) Plan” beginning at page 33 of this proxy statement).

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	1,541,417	$20.13	(1)	895,056	(2)
Equity compensation plans not approved by security holders	—	—		—
Total	1,541,417	$20.13		895,056

(1)	The weighted-average exercise price is with respect to outstanding stock options only and does not take into account outstanding restricted stock units which do not have an associated exercise price.
(2)	Of this total, the Board may decide how to allocate awards among stock options, stock appreciation rights, restricted stock units, performance awards, and other stock-based awards.
(3)	Of this total, 1,489,107 are outstanding stock options and 52,310 are outstanding restricted stock units.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following tables and narratives describe the potential payments that could be made by the Company to named executive officers at, following, or in connection with any termination, including, without limitation, resignation, termination by the Company without cause, and, termination by the Company for cause.

Nicholas J. DeIuliis, Chief Executive Officer

	Retirement				Termination Not for Cause		Termination For Cause		Death		Disability		Change in Control(1)
Executive Benefits and Payments Upon Termination	Separation		Early	Incapacity
Compensation:
Base Salary	—		—	—	—		—		—		—		$1,300,000
Short-term Incentive	—		—	—	—		—		—		—		$1,455,833
Long-Term Incentive Compensation:
CNX Gas Options:(2)	—		—	—	—	(7)	—		$2,806,369		—		$2,806,369
CNX Gas Long-Term Incentive Plan Performance Units	—		—	—	—		—		—	(9)	—	(9)	—	(9)
Benefits & Perquisites:
CNX Gas Employee Retirement Plan	—	(6)	—	—	—	(6)	—	(6)	—	(10)	—	(6)	—	(6)
Disability Benefits(3)	—		—	—	—		—		—		$1,907,336		—
Basic Life Insurance(4)	—		—	—	—		—		$900,000		—		—
280G Tax Gross-up	—		—	—	—		—		—		—		$1,161,010
Other(5)	—		—	—	$50,000	(8)	—		$60,000		—		$158,030

Total:	—	(6)	—	—	$50,000		—		$3,766,369		$1,907,336		$6,881,242

Mark D. Gibbons, former Senior Vice President and Chief Financial Officer

	Retirement			Termination Not for Cause		Termination For Cause	Death		Disability		Change in Control(1)
Executive Benefits and Payments Upon Termination	Separation	Early	Incapacity
Compensation:
Base Salary	—	—	—	—		—	—		—		$500,000
Short-term Incentive	—	—	—	—		—	—		—		$250,000
Long-Term Incentive Compensation:
CNX Gas Options:(2)	—	—	—	—		—	—		—		—
CNX Gas Long-Term Incentive Plan Performance Units	—	—	—	—		—	—	(9)	—	(9)	—	(9)
Benefits & Perquisites:
CNX Gas Employee Retirement Plan	—	—	—	—		—	—		—		—
Disability Benefits(3)	—	—	—	—		—	—		$1,069,175		—
Basic Life Insurance(4)	—	—	—	—		—	$500,000		—		—
280G Tax Gross-up	—	—	—	—		—	—		—		$300,602
Other(5)	—	—	—	$19,230	(8)	—	$29,230		—		$104,218

Total:	—	—	—	$19,230		—	$529,230		$1,069,175		$1,154,820

Stephen W. Johnson, Executive Vice President, Secretary and General Counsel

	Retirement			Termination Not for Cause		Termination For Cause	Death		Disability		Change in Control(1)
Executive Benefits and Payments Upon Termination	Separation	Early	Incapacity
Compensation:
Base Salary	—	—	—	—		—	—		—		$580,000
Short-term Incentive	—	—	—	—		—	—		—		$348,000
Long-Term Incentive Compensation:
CNX Gas Options & Restricted Stock Units: (2)	—	—	—	—	(7)	—	$550,989		—		$550,989
CNX Gas Long-Term Incentive Plan Performance Units	—	—	—	—		—	—	(9)	—	(9)	—	(9)
Benefits & Perquisites:
CNX Gas Employee Retirement Plan	—	—	—	—		—	—		—		—
Disability Benefits(3)	—	—	—	—		—	—		$1,243,576		—
Basic Life Insurance(4)	—	—	—	—		—	$500,000		—		—
280G Tax Gross-up	—	—	—	—		—	—		—		$426,016
Other(5)	—	—	—	$27,884	(8)	—	$37,884		—		$112,872

Total:	—	—	—	$27,884		—	$1,088,873		$1,243,576		$2,017,877

J. Michael Onifer, Senior Vice President—Established Business Units

	Retirement				Termination Not for Cause		Termination For Cause	Death		Disability		Change in Control(1)
Executive Benefits and Payments Upon Termination	Separation	Early	Incapacity
Compensation:
Base Salary	—	—	—		—		—	—		—		$500,000
Short-term Incentive	—	$300,000	$300,000		$300,000		—	$300,000		$300,000		$300,000
Long-Term Incentive Compensation:
CNX Gas Options:(2)	—	—	—		—	(7)	—	$222,190		—		$222,190
CNX Gas Long-Term Incentive Plan Performance Units	—	—	—	(9)	—		—	—	(9)	—	(9)	—	(9)
Benefits & Perquisites:
CNX Gas Employee Retirement Plan	—	$203,640	$347,343		$203,640		$203,640	—	(10)	$203,640		$203,640
Disability Benefits(3)	—	—	—		—		—	—		$1,034,146		—
Basic Life Insurance(4)	—	—	—		—		—	$374,000		—		—
280G Tax Gross-up	—	—	—		—		—	—		—		—
Other(5)	—	$24,038	$24,038		$24,038	(8)	—	$34,038		$24,038		$254,203

Total:	—	$527,678	$671,381		$527,678		$203,640	$930,228		$1,561,824		$1,480,033	(11)

Randall M. Albert, Senior Vice President—Emerging Business Units

	Retirement				Termination Not for Cause		Termination For Cause	Death		Disability		Change in Control(1)
Executive Benefits and Payments Upon Termination	Separation	Early	Incapacity
Compensation:
Base Salary	—	—	—		—		—	—		—		$500,000
Short-term Incentive	—	$300,000	$300,000		$300,000		—	$300,000		$300,000		$300,000
Long-Term Incentive Compensation:
CNX Gas Options:(2)	—	—	—		—	(7)	—	$200,035		—		$200,035
CNX Gas Long-Term Incentive Plan Performance Units	—	—	—	(9)	—		—	—	(9)	—	(9)	—	(9)
Benefits & Perquisites:
CNX Gas Employee Retirement Plan	—	$172,900	$317,840		$172,900		$172,900	$83,351		$172,900		$172,900
Disability Benefits(3)	—	—	—		—		—	—		$904,680		—
Basic Life Insurance(4)	—	—	—		—		—	$360,000		—		—
280G Tax Gross-up	—	—	—		—		—	—		—		—
Other(5)	—	$24,038	$24,038		$24,038	(8)	—	$34,038		$24,038		$253,113

Total:	—	$496,938	$641,878		$496,938		$172,900	$977,424		$1,401,618		$1,426,048	(11)

Gary J. Bench, former Senior Vice President and Chief Financial Officer

	Retirement					Termination Not for Cause		Termination For Cause		Death		Disability		Change in Control(1)
Executive Benefits and Payments Upon Termination	Separation		Early	Incapacity
Compensation:
Base Salary	—		—	—		—		—		—		—		$240,000
Short-term Incentive	—		—	—		—		—		—		—		$221,475
Long-Term Incentive Compensation:
CNX Gas Options:(2)	—		—	—		—	(7)	—		$731,537		—		$731,537
CNX Gas Long-Term Incentive Plan Performance Units	—		—	—	(9)	—		—		—	(9)	—	(9)	—	(9)
Benefits & Perquisites:
CNX Gas Employee Retirement Plan	—	(6)	—	$198,047		—	(6)	—	(6)	—	(10)	—	(6)	—	(6)
Disability Benefits(3)	—		—	—		—		—		—		$940,871		—
Basic Life Insurance(4)	—		—	—		—		—		$440,000		—		—
280G Tax Gross-up	—		—	—		—		—		—		—		—
Other(5)				$11,538		$11,538	(8)	—		$21,538		$11,538		$191,461

Total:	—	(6)	—	$209,585		$11,538		—		$1,193,075		$952,409		$1,384,473

(1)	The payments and benefits which are shown upon termination following a change in control are described in more detail below. If a change in control occurred and the executive’s employment did not terminate, the payments and benefits shown under Long-Term Incentive Compensation would apply. In addition to the amounts shown, upon a termination following a change in control, the executive would be entitled to a pro rata payment of his short-term incentive compensation for the year in which termination occurs, pursuant to the change in control agreements. At December 31, 2007, these amounts, at target payout levels, would have been: Mr. DeIuliis—$520,000, Mr. Gibbons—$125,000, Mr. Johnson—$174,000; Mr. Onifer—$150,000; Mr. Albert—$150,000; and Mr. Bench—$24,000.
(2)	Represents the value of unvested CNX Gas stock options, and in the case of Mr. Johnson restricted stock units, which would, in the case of death or change in control, accelerate and vest. The value of the CNX Gas unvested options and restricted stock units was calculated using a price of $31.95, the closing market price of CNX Gas stock on December 31, 2007.
(3)	The amount shown represents disability benefits which are paid up until age 65 and are based upon 60% of base salary (in the case of Messrs. DeIuliis and Albert) or 70% (in the case of Messrs. Gibbons, Johnson, Onifer and Bench), less an offset for the amount of social security disability benefits and pension benefits that would be paid.
(4)	CNX Gas provides basic life insurance to the employee payable at two times base salary as of a date certain.
(5)

Other benefits include, as applicable in the relevant columns, the following CNX Gas benefits—for all executives: outplacement service in the event of a change in control, funeral expense allowance in the event of death, (i) in the event of a termination following a change in control, the estimated premium for the continuation of health benefits, and the estimated value of matching and qualified non-elective contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan ($33,750 for Mr. DeIuliis, $40,500 for Messrs. Gibbons and Johnson, $27,000 for Messrs. Onifer and Albert, and $14,400 for Mr. Bench), and (ii) in the event of death, termination not for cause and change in control, accrued vacation pay ($50,000 for Mr. DeIuliis, $19,230 for Mr. Gibbons, $24,038 for Messrs. Onifer and Albert, $27,884 for Mr. Johnson, and $11,538 for Mr. Bench). For Messrs. Onifer and Albert accrued vacation pay of $24,038 payable upon retirement. For Mr. Bench accrued vacation pay of $11,538 payable in the event of incapacity retirement. For Messrs. DeIuliis, Onifer, Albert and Bench a payment equal to the difference between the present value of their accrued pension benefit at termination and the present value of the accrued pension benefit to which they would have been entitled had they continued to participate in the relevant plan for a specified period (30 months for Mr. DeIuliis and 24 months for each of Messrs. Onifer, Albert and Bench). We have not included in the table other payments or benefits that would be paid by CONSOL Energy to those executives who were formerly employed by CONSOL Energy for their prior services to CONSOL Energy.

(6)	Plan participants are not entitled to payment of awards in respect of separation until they attain the age of 50 years old; consequently, while Messrs. DeIuliis and Bench have each accrued pension benefits with respect to separation ($7,019 for Mr. DeIuliis and $54,727 for Mr. Bench), neither is currently eligible to receive payment at his respective age.
(7)	In the event of a termination as a result of a reduction in force (as determined by CNX Gas in its sole discretion), each of Messrs. DeIuliis, Johnson, Onifer, Albert and Bench would be entitled to retain his unvested options (and in the case of Mr. Johnson, restricted stock units) which would continue to vest and become exercisable in accordance with the ordinary vesting schedule, resulting in values of $2,806,369 to Mr. DeIuliis, $550,989 to Mr. Johnson, $222,190 to Mr. Onifer, $200,035 to Mr. Albert and $731,537 to Mr. Bench.
(8)	In the event of a termination as a result of a reduction in force (as determined by CNX Gas in its sole discretion) in addition to the amounts shown in the tables above each of the executives is entitled to severance pay based on years of service, resulting in values of $170,000 to Mr. DeIuliis, $0 to Mr. Gibbons, $11,154 to Mr. Johnson, $120,192 to each of Messrs. Onifer and Albert and $50,769 to Mr. Bench.
(9)	In the event a participant’s employment with CNX Gas terminates due to death or disability, the participant is entitled to a prorated portion of the performance share units, based on the ratio of the number of complete months the participant was employed or served during the relevant period to the total number of months in the relevant period; full payment is due upon change in control. However, as of December 31, 2007, total shareholder return performance was below threshold and hence no payment would have been due.
(10)	The death benefit under the CNX Gas Retirement Plan is payable to the surviving spouse in the form of an annuity commencing the month after death if the employee had attained age 50 or the month the deceased would have attained age 50; because each of Messrs. DeIuliis and Bench has not yet attained age 50, no figure is shown. With respect to Mr. Onifer, because Mr. Onifer was not married as of December 31, 2007, the CNX Gas Retirement Plan does not provide a benefit as of that date.
(11)	Actual amounts may be less as a result of a limitation on payment included in each named executive officer’s change in control severance agreement that provides for a reduced payment which maximizes the aggregate present value of the payment to the named executive officer without causing any portion of the payment to be subject to the limitation of deduction under section 280G of the U.S. Internal Revenue Code.

Understanding the Employment Termination or Change in Control Tables

Change in Control Severance Agreements.    CNX Gas has entered into change in control severance agreements with each of Messrs. DeIuliis, Gibbons, Johnson, Onifer, Albert and Bench, which provide for payments to be made by the Company upon the named executive officer’s termination, subject to the conditions set forth below, including CONSOL Energy’s reemployment rights with respect to Messrs. DeIuliis, Onifer, Albert and Bench.

Pursuant to the terms of the agreements, any named executive officer will be eligible for benefits if he or she is terminated:

(1)	after, or in connection with, a change in control (as defined below) for any reason other than cause, death or disability or if, within the two-year period after a change in control, he is actually or constructively terminated, which includes the occurrence of: (a) an adverse change in his position; (b) a reduction in annual base salary or target bonus or a material reduction in employee benefits; (c) a material change in circumstances, including a material change in the scope of CNX Gas’ business, as determined by the named executive officer, which has rendered the named executive officer unable to carry out his duties; (d) the liquidation, dissolution, merger, consolidation or reorganization of CNX Gas or transfer of all or substantially all of CNX Gas’ business or assets; or (e) the relocation of the named executive officer’s principal work location to a location that increases his normal commute by 50 miles or more or that requires travel increases by an unreasonable amount; or

(2)	other than for cause, death or disability, not more than three months prior to the date on which a change in control occurs or at the request of a third party who consummates a change in control within twelve months of the termination date and upon the execution of a release, the terms of which are set forth below.

Payments to be made pursuant to the agreements include:

(1)	a lump sum cash payment equal to (x) (i) a multiple of the named executive officer’s base pay, plus (ii) a multiple of the named executive officer’s incentive pay (the multiple, in each case, for Mr. DeIuliis is 2.5, and for Messrs. Johnson, Gibbons, Bench, Onifer and Albert is 2.0); and (y) a pro rated payment of his incentive pay for the year in which his termination of employment occurs;

(2)	for 24 months (30 months in the case of Mr. DeIuliis), the continuation of medical and dental coverage (or a lump sum payment in lieu of continuation at the election of CNX Gas);

(3)	if the named executive officer would have been eligible for post-retirement medical and dental coverage had he or she retired from employment during the period of 24 months (30 months in the case of Mr. DeIuliis) following termination of employment but is not so eligible because of the termination, then at the end of the 24 month (30 months in the case of Mr. DeIuliis) period described in (2) above, CNX Gas will provide continued medical and dental coverage comparable to that which would have been available to him or her under the CNX Gas post-retirement medical and dental benefits program for as long as such coverage would have been available under that program (or a lump sum cash payment in lieu of continuation at the election of CNX Gas);

(4)	a lump sum cash payment equal to the amount that the named executive officer would have received under CNX Gas’ 401(k) plan as a match, had he or she been eligible to participate in CNX Gas’ 401(k) plan for 24 months (30 months in the case of Mr. DeIuliis) after his termination date, and had he or she contributed the maximum amount to the plan for the match;

(5)

a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under CNX Gas’ qualified defined benefit plan and (if eligible) any pension restoration plan (together, the “pension plans”) and the present value of the accrued pension benefits to which the named executive officer would have been entitled under the pension plans had he or she continued participation in those plans for 24 months (30 months in the case of Mr. DeIuliis) after his termination date;

(6)	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

(7)	any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of CNX Gas.

In addition, upon a change in control, all equity awards held by the named executive officer in CNX Gas and CONSOL Energy will become fully vested and/or exercisable on the date the change in control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement.

The change in control severance agreements for Messrs. DeIuliis, Onifer, Albert and Bench also provide that in the event that their employment is terminated in connection with a change in control for any reason other than death, disability or cause or if such named executive officer is constructively terminated as described above (other than in the event of a change in control of CONSOL Energy), CONSOL Energy may, in its sole discretion, elect on or before the 30th day following such named executive officer’s termination date to reemploy the named executive officer on a full time basis in a salaried position. In the event CONSOL Energy elects to reemploy the named executive officer, the named executive officer shall be entitled to receive generally comparable annual base salary, incentive pay and employee benefits from CONSOL Energy for a period not extending beyond the two year anniversary of the change in control (the “reemployment period”). If the named executive officer refuses or fails to accept CONSOL Energy’s offer of reemployment, the named executive officer will not be considered to have terminated employment with CNX Gas and will not receive any benefits under the above-described change in control severance agreements.

Upon any reemployment by CONSOL Energy, the named executive officer must agree and acknowledge that no compensation and benefits will be payable to such named executive officer under the change in control severance agreement, except by CONSOL Energy during the reemployment period and the named executive officer will terminate his agreement with CNX Gas and execute a new change in control severance agreement with CONSOL Energy. If, however, CONSOL Energy terminates the named executive officer’s employment with it during the reemployment period, CONSOL Energy will have to pay the officer the change in control payments and benefits described above offset by any salary, incentive pay and months of benefits, as applicable, received by the named executive officer from CONSOL Energy during the reemployment period.

In the event the named executive officer is terminated under circumstances described above and CONSOL Energy does not exercise its right to reemploy the officer (in the case of Messrs. DeIuliis, Bench, Onifer and Albert), CNX Gas may, in its sole discretion, elect to delay any officer’s termination date for up to 24 months (the “consultancy period”). During the consultancy period, the named executive officer must be available to provide advice and assistance to CNX Gas. In no event may the named executive officer be required to provide more than five (5) hours of consulting services per work week without his consent and the officer will be permitted to engage in other business activities, subject to some restrictions. If CNX Gas elects to provide for a consultancy period, the named executive officer will continue to receive his annual base salary and employee benefits during the consultancy period and the change in control payments and benefits described above will be offset by such amounts and benefits provided to the officer during the consultancy period.

With respect to each of Messrs. DeIuliis, Gibbons, Johnson and Bench, if it is determined that any payment or distribution by CNX Gas to or for his benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, CNX Gas will pay to him a “gross-up payment” subject to some limitations, such that the net amount retained by him after deduction of any excise tax imposed under

Section 4999 of the Code, and any tax imposed upon the gross-up payment, will be equal to the amount otherwise due absent any excise tax.

To be eligible for payments and benefits provided for under the change in control severance agreements, the named executive officer is required to execute, and not revoke, a written release of any and all claims against CNX and all related parties, including CONSOL Energy and/or its affiliates, with respect to all matters arising out of the executive’s employment (other than entitlements under the terms of the change in control severance or under any other plans or programs of the Company or CONSOL Energy in which the executive participated and under which the executive has accrued or become entitled to a benefit) or a termination thereof. In the event that CONSOL Energy elects to reemploy the executive or the Company elects to have any of the named executive officers provide consulting services, then all payments of compensation, incentive pay and benefits shall be subject, at CONSOL Energy’s or the Company’s election, to the executive’s execution and non-revocation of a release at the time his (or her in the case of an election by CNX Gas) reemployment or consulting period commences and at the time of any subsequent termination during the reemployment or consulting period, as the case may be.

The change in control severance agreements contain a confidentiality provision which provides that the named executive officer will not disclose any confidential or proprietary information to any person not employed by the Company, or use such information in connection with engaging in competition with the Company (including CONSOL Energy and its subsidiaries). The provision will not apply (i) in the course of the business of and for the benefit of the Company, CONSOL Energy or their subsidiaries, (ii) if such information has become, through no fault of the executive, generally known to the public, or (iii) if the executive is required by law to make disclosure.

In addition to the confidentiality agreements, CNX Gas’ obligations to provide payments and benefits under the change in control severance agreements are expressly conditioned upon the executive’s covenants not to compete with, and not to solicit employees from, the Company (including CONSOL Energy and its subsidiaries). The non-competition provision of the agreements prohibits the executive from engaging in (directly or indirectly), having any substantial ownership interest (i.e., a greater than 5% interest in the outstanding voting stock), or participating in the financing, operation, management or control of any restricted entity without the prior written consent of the Board for a period of one year. The non-solicitation provision prohibits the executive from soliciting, encouraging or taking action to induce Company employees to terminate their employment with the Company, or interfering with the Company’s contractual or employment relationship with any such employee for a period of two years.

Severance Pay Plan For Salaried Employees.    Eligible employees of CNX Gas are entitled to benefits under the CONSOL Energy Inc. Severance Pay Plan immediately upon completion of one year of continuous service with the Company. Pursuant to the plan, upon termination, the named executive officer is entitled to one week’s compensation for each completed full year of continuous service, up to a maximum of 25 weeks’ compensation, subject the plan’s reemployment provisions described below. Benefits under the plan do not apply where the officer is terminated for cause or resigns, or where such officer’s employment ends in connection with the sale of stock or all or part of a Company’s assets and the officer is offered employment by the purchaser (or its affiliate).

Calculation of the one week’s compensation is on the basis of straight time pay (excluding any bonus or overtime compensation) for such employee’s permanently assigned position. In addition to severance benefits, employees will be granted any vacation pay to which they are entitled. Officers with less than one year of service will be paid only to and including the date of termination.

In the event that the terminated officer is re-employed as a full-time employee before the severance pay period has expired, the employee is required to reimburse the Company for the amount of severance benefits which relate to the unexpired period. If the officer was granted vacation pay, the officer may, at his option, remit the vacation pay to the Company and schedule a later vacation at a time mutually agreed upon with the Company.

Officers will not be entitled to severance under this plan unless and until such officer executes, and does not revoke, a release, deemed satisfactory by the Company, waiving any and all claims against the Company, its affiliates and subsidiaries and all related parties.

Effect of Employment Termination or Change in Control Upon Equity Awards.

Performance Share Unit Awards.    Both the 2006 and 2008 Long-Term Incentive Programs (“LTIP”) of the Plan, the terms of which are more fully described in the narrative section following the Summary Compensation Table and Grants of Plan-Based Awards Table, provide that in the event of a change in control of the Company, the value of units earned will be distributed to named executive officers in cash on the closing date of the change in control transaction. The value of such units will be determined as of the closing date of the transaction (which is deemed to be the last day of the relevant performance period), which, for purposes of the disclosure set forth above, is December 31, 2007 for both the 2006 and 2008 LTIPs and calculated in accordance with the formula previously described.

In the event that any benefits under this program, either alone or together with any other payments or benefits otherwise owed to the named executive officer by the Company on or after a change in control would, in the Company’s good faith opinion, be deemed to be “excess parachute payments,” the benefits under this program will be reduced, if at all, to the extent provided in the change in control severance agreements executed by each of our named executive officers.

Performance share units under both the 2006 and 2008 LTIPs can be forfeited and cancelled if (i) a participant’s employment with CNX Gas or any affiliate terminates before the applicable payment date, for any reason other than death or disability of the participant, whether or not payable, without payment by the Company or any affiliate or (ii) a participant breaches the confidentiality or two-year non-competition or non-solicitation provisions of the LTIPs. If a participant’s employment with the Company or any affiliate is terminated due to death or disability during the performance period, such participant will be entitled to a prorated portion of the performance share units, to the extent earned pursuant to the provisions of the relevant LTIP, determined at the end of the relevant performance period and based on the ratio of the number of complete months the participant is employed or serves during the performance period to the total number of months in the performance period (or the number of remaining months in the performance period if such participant is admitted after the performance period has already begun).

Stock Option Awards.    The vesting of options will accelerate upon a change in control of CNX Gas and will be exercisable for the lesser of one year from the change in control or until the expiration of the applicable option term. A termination of employment will have the following effects on stock option awards:

•

if the executive is terminated for cause or has breached any of the restrictive covenants set forth in the applicable stock option award agreement, such as its two-year non-compete and non-solicitation provisions (as more fully described below), the options (whether vested or unvested) will be deemed cancelled and forfeited in their entirety and any options that were exercised within six months prior to the executive’s termination or breach of a covenant shall be rescinded and the executive shall remit any gains realized upon the exercise of such options to the Company;

•

if the executive is terminated without cause (except for a reduction in force) or does so voluntarily, the unvested portion of the options will be deemed cancelled and forfeited and the vested portion, if any, will remain exercisable for a period of 90 days following such termination of employment;

•	if the executive’s employment is terminated as a result of death, the options will vest in full and will remain exercisable for the lesser of 3 years or until the expiration date of the options;

•

if the executive is terminated as a result of a reduction in force, the unvested portion of the options will continue to vest and be exercisable in accordance with the schedule set forth in the option agreement; and

•	if the executive terminates employment by retiring, the nature of the retirement affects the status of the options under the Plan.

The option agreements contain a non-competition provision which provides that an option holder will not, during the term of his employment and for a period of two years thereafter, directly or indirectly engage in, assist others in engaging in, or induce any employee of the Company or its affiliates to engage in, any business which is in competition with any line of business conducted by the Company or an affiliate of the Company or perform or solicit the performance of services for any customer or client of the Company or its affiliates, or terminate such employee’s employment with the Company or any of its affiliates. In addition, the option holder cannot directly or indirectly employ or offer employment (in connection with any business which is in competition with any line of business conducted by the Company or its affiliates) to any person who was employed by the Company or its affiliates unless such person has ceased to be employed by the Company or its affiliates for a period of at least 12 months.

In addition to the non-competition provision, the option agreements contain provisions regarding confidential information and trade secrets, which provide that the option holder will not, at any time during or after the term of his employment, disclose or use for his own or any other person or entity’s benefit or purposes, other than for the benefit of the Company and its affiliates, any proprietary confidential information or trade secrets, which are unique to the Company and not generally known to the industry or the public. In addition, upon termination with the Company for any reason, the employee must immediately return all materials relating to the business of the Company and its affiliates, excluding personal notes, notebooks and diaries, and cannot retain or use for their own account at any time any trade names, trademarks or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

Restricted Stock Unit Awards.    If a holder of restricted stock units ceases to be an employee of the Company on account of death, disability or retirement at normal retirement age, all shares subject to an award will vest automatically and be delivered to him immediately, or as soon as practical thereafter. If he is terminated for “cause” or ceases to provide services for any reason other than death, disability, early retirement or retirement at a normal age, the award will be cancelled with respect to any unvested shares, and the number of restricted stock units will be reduced accordingly. The holder will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units. In addition, in the event of a termination for “cause” or a breach of the proprietary information covenant (the terms of which are set forth below), he will also forfeit all of his right, title and interest in and to any shares which have vested under his award and which are either held by him at that time or are otherwise subject to deferred issuance.

Definitions under the Change in Control Severance Agreements and Plan.

“Cause” is defined under the Plan to mean a determination by the Board that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Company, deliberately and repeatedly violated the rules of the Company or the valid instructions of the Board or an authorized officer of the Company, made any unauthorized disclosure of any of the material secrets or confidential information of the Company, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Company.

“Cause” is defined under the change in control severance agreements to mean a determination by the Board that the executive has been convicted of or pled guilty or nolo contendere to any felony or misdemeanor involving embezzlement, fraud or theft, or has wrongly disclosed material confidential information of the Company, its subsidiaries and affiliates, has intentionally violated any express provisions of the Company’s Employee Code of Business Conduct and Ethics or has intentionally failed or refused to perform any of his material assigned duties for the Company and such failure or refusal has been harmful to the Company.

The Plan and the change in control severance agreements define a “change in control” with respect to the Company to be the following:

(i) the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the combined voting power of the then outstanding voting stock of the Company; provided, however, that for purposes of this clause (i), the following acquisitions will not constitute a change in control: (A) any issuance of voting stock of the Company directly from the Company that is approved by the Incumbent Board (as defined in clause (ii) below), (B) any acquisition by the Company of voting stock of the Company, (C) any acquisition of voting stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (D) any acquisition of voting stock of the Company by an underwriter holding securities of the Company in connection with a public offering thereof, (E) any acquisition of voting stock by CONSOL Energy and/or its subsidiaries, or (F) any acquisition of voting stock of the Company by any person or entity pursuant to a Business Combination that complies with clauses (A), (B), (C) of clause (iii) below;

(ii) other than at a time when CONSOL Energy and/or its subsidiaries beneficially own more than 50% of the total voting stock, individuals who constitute the Board as of the effective date of the Plan (the “Incumbent Board,” as modified by this clause (ii)), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board;

(iii) consummation of a reorganization, merger or consolidation of the Company or a sale or other disposition (whether by sale, taxable or nontaxable exchange, formation of a joint venture or otherwise) of all or substantially all of the assets of the Company, or other transaction involving the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no person or entity, other than the Company and/or CONSOL Energy and/or its subsidiaries, beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof (disregarding all “acquisitions” described in subsections (A)—(C) of clause (i)), and (C) other than at a time when CONSOL Energy and/or its subsidiaries beneficially own more than 50% of the total voting stock, at least a majority of the members of the board of directors of the entity resulting from such Business Combination or any direct or indirect parent corporation thereof were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of clause (iii).

Additionally, the Plan defines a change in control as: other than at a time when CONSOL Energy and/or its subsidiaries beneficially own less than 50% of the total voting stock of the Company, the earliest to occur of: (i) any one “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than (A) CONSOL Energy, (B) any trustee or other fiduciary holding securities under an employee benefit plan of CONSOL Energy, and (C) any corporation owned, directly or indirectly, by the stockholders of CONSOL Energy in substantially the same proportions as their ownership of shares of CONSOL Energy’s common stock), or more than one “person” acting as a “group,” is or becomes the “beneficial owner” (as defined in Section 13d-3 under the Securities Exchange Act of 1934) of shares of common stock of CONSOL Energy that, together with the shares held by such “person” or “group,” possess more than 50% of the total fair market value or voting power of CONSOL Energy’s shares of common stock; (ii) a majority of the members of CONSOL Energy’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of CONSOL Energy’s Board of Directors prior to the date of appointment or election; or (iii) the sale of all or substantially all of CONSOL Energy’s assets.

The change in control severance agreements further define a change in control to include any change in control of CONSOL Energy, which is defined as follows:

(i) the acquisition after the date hereof by any person or entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of more than 25% of the combined voting power of the then outstanding voting stock of CONSOL Energy; provided, however, that for purposes of this clause (i), the following acquisitions will not constitute a change in control: (A) any issuance of voting stock of CONSOL Energy directly from CONSOL Energy that is approved by the Incumbent Board of CONSOL Energy (as defined in clause (ii) below), (B) any acquisition by CONSOL Energy and/or its subsidiaries of voting stock of CONSOL Energy, (C) any acquisition of voting stock of CONSOL Energy by any employee benefit plan (or related trust) sponsored or maintained by CONSOL Energy and/or its subsidiaries, (D) any acquisition of voting stock of CONSOL Energy by an underwriter holding securities of CONSOL Energy in connection with a public offering thereof, or (E) any acquisition of voting stock of CONSOL Energy by any person or entity pursuant to a Business Combination that complies with clauses (A), (B), (C) of clause (iii) below;

(ii) individuals who constitute the CONSOL Energy Board of Directors (the “Incumbent Board of CONSOL Energy,” as modified by this clause (ii)), cease for any reason to constitute at least a majority of the CONSOL Energy Board of Directors; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the CONSOL Energy stockholders, was approved by a vote of at least two thirds of the directors then comprising the Incumbent Board of CONSOL Energy (either by a specific vote or by approval of the proxy statement of CONSOL Energy in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board of CONSOL Energy, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the CONSOL Energy board;

(iii) consummation of a reorganization, merger or consolidation of CONSOL Energy, a sale or other disposition (whether by sale, taxable or nontaxable exchange, formation of a joint venture or otherwise) of all or substantially all of the assets of CONSOL Energy, or other transaction involving CONSOL Energy (each, a “Business Combination of CONSOL Energy”), unless, in each case, immediately following such Business Combination of CONSOL Energy, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of CONSOL Energy immediately prior to such Business Combination of CONSOL Energy beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination of CONSOL Energy or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns CONSOL Energy or all or substantially all of CONSOL Energy’s assets either directly or through one or more subsidiaries), (B) no person or entity, other than CONSOL Energy beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination of CONSOL Energy or any direct or indirect parent corporation thereof (disregarding all “acquisitions” described in subsections (A)—(C) of clause (i)), and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination of CONSOL Energy or any direct or indirect parent corporation thereof were members of the Incumbent Board of CONSOL Energy at the time of the execution of the initial agreement or of the action of the CONSOL Energy board providing for such Business Combination of CONSOL Energy; or

(iv) approval by the stockholders of CONSOL Energy of a complete liquidation or dissolution of CONSOL Energy, except pursuant to a Business Combination of CONSOL Energy that complies with clauses (A), (B) and (C) of clause (iii).

“Disability” is defined generally under the Plan to mean a participant’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive months), to perform for CNX Gas or an affiliate substantially the same services as he or she performed prior to incurring such incapacity or injury.

“Disability” is defined under the change in control severance agreements to mean the executive becomes permanently disables within the meaning of, and begins to actually receive benefits pursuant to, the long-term disability plan in effect for, and applicable to, the executive.

ACCOUNTANTS AND AUDIT COMMITTEE

Audit Committee Report.

Dear Stockholder:

The Audit Committee has reviewed and discussed with management of CNX Gas and PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm serving as the independent auditor of CNX Gas for the fiscal year-ended December 31, 2007, the audited financial statements of CNX Gas as of, and for the fiscal year ended, December 31, 2007, including the fiscal year ended December 31, 2006, and the fiscal year ended December 31, 2005 (the “Audited Financial Statements”). In addition, we have discussed with PwC the matters required to be discussed by Codification of Statements on Auditing Standards No. 61, as amended, which was superseded by Statement on Auditing Standards No. 114 effective December 15, 2006 (Communication with Audit Committees).

The Audit Committee also has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees ), and the committee has discussed with that firm its independence from CNX Gas. The committee also discussed with management of CNX Gas and PwC such other matters and received such assurances from them as we deemed appropriate.

As noted in the proxy statement in the table showing fees billed by PwC, PwC did not provide any non-audit services to CNX Gas during 2007 or 2006 and hence there was no impact in this regard on PwC’s independence.

Management is responsible for CNX Gas’ internal controls and the financial reporting process. PwC is responsible for performing an independent audit of CNX Gas’ financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing monitoring and oversight process, discussions with management and a review of the report of PwC with respect to the audited financial statements, and relying thereon, the committee has recommended to the Board the inclusion of the audited financial statements in CNX Gas’ Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

The Audit Committee has considered the requirements of the Sarbanes-Oxley Act of 2002 with respect to the responsibilities of audit committees of public companies. The Audit Committee and Board of CNX Gas are committed to compliance with all provisions of that statute and related regulations. Actions will be taken by the Audit Committee and the Board as statutory and regulatory provisions become effective for CNX Gas and for audit committees and independent auditors generally.

MEMBERS OF THE COMMITTEE:

John R. Pipski, Chairman

James E. Altmeyer, Sr.

Philip W. Baxter

Raj K. Gupta

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CNX Gas under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that CNX Gas specifically incorporates the Report by reference therein.)

Independent Registered Public Accounting Firm.    PwC was the independent registered public accounting firm selected by CNX Gas’ Audit Committee as the independent auditor for the fiscal year ended December 31, 2007.

The following table presents fees billed for professional audit services rendered by PwC for the audit of CNX Gas’ annual financial statements for the years ended December 31, 2006 and December 31, 2007, and fees for other services rendered by PwC during those periods. Except as set forth below, CNX Gas paid all such fees.

	2007		2006
Audit Fees	$738,676		$791,500
Audit-Related Fees	$—		$—
Tax Fees	—		—
All Other Fees	—		—

Total	$738,676	(1)	$791,500	(1)

(1)	Represents total invoiced amounts, including expenses incidental to services performed.

As used above, the following terms have the meanings set forth below:

Audit Fees.    The fees for professional services rendered for the audit of CNX Gas’ annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in CNX Gas’ Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including registration statements on Form S-8, to the extent applicable to CNX Gas in 2007 and 2006.

Audit-Related Fees.    The fees for assurance and related services that are reasonably related to the performance of the audit or review of CNX Gas’ financial statements.

Tax Fees.    The fees for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees.    The fees for products and services provided, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” for the period in question.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services.    The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. On February 13, 2006, the Audit Committee adopted a formal policy for the pre-approval of services provided by the independent registered public accounting firm. All of the services relating to the Audit-Related Fees described above were provided under the direction of CONSOL Energy at the request of CNX Gas pursuant to the Services Agreement and were pre-approved in accordance with the pre-approval policy and procedures adopted by CONSOL Energy’s Audit Committee. All of the services relating to the Audit Fees for the year ended December 31, 2007 described above were pre-approved by the CNX Gas Audit Committee in accordance with its pre-approval policy.

Changes in the Company’s Independent Registered Public Accounting Firm.    On February 25, 2008, CNX Gas dismissed PwC as the Company’s independent registered public accounting firm. The Audit Committee of the Board of Directors of the Company approved the dismissal of PwC.

The reports of PwC on the consolidated financial statements of the Company for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2007 and 2006 and through the date of dismissal, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PwC, would have caused it to make reference thereto in its reports on the financial statements of the Company for such years. During the years ended December 31, 2007 and 2006, and through the date of dismissal, there were no “reportable events” as defined under Item 304(a)(1)(v) of Regulation S-K.

The Company previously provided PwC with a copy of the disclosures it is making herein in response to Item 304(a) of Regulation S-K, and requested that PwC furnish the Company with a letter addressed to the Securities and Exchange Commission, pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not it agreed with the statements related to PwC made by the Company. A copy of PwC’s letter to the SEC dated February 25, 2008 is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K, file number 001-32723, filed February 25, 2008.

Also on February 25, 2008, the Audit Committee approved the selection of Ernst & Young LLP (“Ernst & Young”), effective immediately, as the Company’s new independent registered public accounting firm. As set forth below, the Audit Committee is proposing ratification of such appointment to the stockholders of CNX Gas.

During the years ended December 31, 2007 and 2006, and through the date of dismissal, neither the Company, nor anyone on its behalf, consulted Ernst & Young regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the financial statements of the Company, and neither a written report was provided to the Company or oral advice was provided that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as defined in paragraph 304(a)(1)(v) of Regulation S-K).

PROPOSAL #2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to serve as the independent auditor for CNX Gas in respect of the fiscal year ended December 31, 2008. The Audit Committee recommends that the stockholders of CNX Gas ratify this appointment.

The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and voting on the proposal shall constitute ratification of the selection of Ernst & Young LLP. If the stockholders of CNX Gas do not ratify the appointment of Ernst & Young LLP, the appointment of an independent registered public accounting firm to serve as the independent auditor for the fiscal year ending December 31, 2008 will be reconsidered by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions. Representatives of PwC are not expected to be present at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2008.

STOCKHOLDER PROPOSALS

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement.    Any proposal submitted by a stockholder for inclusion in the proxy statement for the annual meeting to be held in 2009 must (a) conform to the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 and (b) be received by the Secretary of CNX Gas no later than November 17, 2008 (under Rule 14a-8, the proposal must be received at least 120 days in advance of the one-year anniversary of mailing date of the proxy statement for the prior annual meeting—in this case, March 19, 2009). Any such proposal should be addressed to the Secretary, CNX Gas Corporation, 5 Penn Center West, Suite 401, Pittsburgh, Pennsylvania 15276.

General Information Regarding the Content of Proposals.    Stockholders desiring to nominate persons for election to the Board of Directors or propose other business for consideration by the stockholders at an annual meeting must comply with the advance notice provisions of the Company’s Bylaws. Pursuant to the Bylaws, such nominations or other business (which must be a proper subject for stockholder action) must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90 th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Stockholders should review the Bylaws for the different delivery requirements that apply if the annual meeting is more than 30 days before or 60 days after such anniversary date. Director nominations must be accompanied by a statement of the nominee indicating willingness to be named in the proxy as a nominee (if so desired), a statement by the nominee indicating willingness to serve if elected, a statement disclosing the principal occupations or employment of the nominee during the past five years, and otherwise include the information required by Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 promulgated thereunder. All other proposals must include a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of CNX Gas, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest in such business of the proposing stockholder. All proposals and nominations must include evidence of the proposing stockholder’s ownership of CNX Gas stock (which includes, (1) the name and address of the proposing stockholder as it appears on CNX Gas’ books, and of such beneficial owner, (2) the class and number of shares of capital stock of CNX Gas which are owned beneficially and of record by the stockholder and beneficial owner, (3) a representation that the stockholder is a holder of record of stock of CNX Gas entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (iv) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of CNX Gas’ outstanding capital stock required to elect the nominee and/or (b) to otherwise solicit proxies from stockholders in support of such nomination).

“Householding” of Proxy Materials.    The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two (2) or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. CNX Gas and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or CNX Gas that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or CNX Gas if holding registered shares. CNX Gas will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. Any such notice should be addressed to the Secretary of CNX Gas Corporation, 5 Penn Center West, Suite 401, Pittsburgh, Pennsylvania 15276, or notice may be given by calling CNX Gas at

(412) 200-6710 (i) to receive a separate copy of an annual report or proxy statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the stockholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements.

OTHER MATTERS

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, and provided you fill out the enclosed proxy card and return it, thereby consenting to be represented at the Annual Meeting by proxy, the persons named in the proxy will vote your shares according to their best judgment.

By Order of the Board of Directors

of CNX Gas Corporation

CNX GAS CORPORATION

National City Bank

Shareholder Services Operations

Locator 5352

P.O. Box 94509

Cleveland, OH 44101-4509

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your Proxy in the enclosed envelope.

ê    Please fold and detach card at perforation before mailing.    ê

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CNX GAS CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2008 PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nicholas J. DeIuliis and Stephen W. Johnson and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of CNX Gas Corporation on April 21, 2008 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the matters referred to on this Proxy. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

Dated:	___________________________________, 2008

_____________________________________________
Signature

_____________________________________________
Signature

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator, or guardian, please give full title as such.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

ê    Please fold and detach card at perforation before mailing.    ê

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This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of nominees in Proposal 1, and FOR the ratification of the appointment of independent auditor in Proposal 2; and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any adjournments thereof.

1.	Election of Directors.

❑ FOR all nominees listed below (except as marked to the contrary below*)	❑ WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees:	Philip W. Baxter	James E. Altmeyer, Sr.	Nicholas J. Deluliis	Raj K. Gupta
	J. Brett Harvey	William J. Lyons	John R. Pipski	Joseph T. Williams

*INSTRUCTIONS:	To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) on the line below:

2.	Ratification of the Appointment of Ernst & Young LLP as Independent Auditor for 2008.

❑ FOR	❑ AGAINST	❑ ABSTAIN

CONTINUED ON REVERSE SIDE